As filed with the Securities and Exchange Commission on January 18, 2006
An Exhibit List can be found on page II-3.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

TRIANGLE PETROLEUM CORPORATION
(Name of small business issuer in its charter)

Nevada	1311	98-0430762
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 1110, 521-3rd Avenue SW
Calgary, Alberta
Canada T2P 3T3
(403) 262-4471
(Address and telephone number of principal executive offices and principal place of business)

Mark Gustafson, President
TRIANGLE PETROLEUM CORPORATION
Suite 1110, 521-3rd Avenue SW
Calgary, Alberta
Canada T2P 3T3
(403) 262-4471
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.00001 par value issuable upon conversion of debenture	2,500,000	$5.945	$14,862,500	$1,590.29
Common stock, $.00001 par value issuable upon exercise of warrants	1,250,000	$5.945	$7,431,250	$795.14
Common stock, $.00001 par value issuable upon conversion of secured convertible debenture	6,000,000	$5.945	$35,670,000	$3,816.69
Total	9,750,000		$57,963,750	$6,202.12

(1) Includes shares of our common stock, par value $0.00001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of debentures.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on January 11, 2006, which was $5.945 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JANUARY 18, 2006

TRIANGLE PETROLEUM CORPORATION
9,750,000 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 9,750,000 shares of our common stock, including 6,000,000 shares of common stock underlying secured convertible debentures in the face amount of $15,000,000, 2,500,000 underlying convertible debentures in the face amount of $10,000,000 and up to 1,250,000 shares underlying warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol “TPLM”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on January 17, 2006, was $6.32.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2006.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Triangle Petroleum Corporation with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the secured convertible notes to the financial statements.

TRIANGLE PETROLEUM CORPORATION

We were incorporated in the State of Nevada on December 11, 2003 under the name Peloton Resources Inc. Our principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. We subsequently abandoned our mineral property as a result of poor exploration results, and decided to change our principal business to that of acquisition, exploration and development of oil and gas resource properties. On May 10, 2005, we changed our name to Triangle Petroleum Corporation.

We have been in the exploration stage since our formation in December 2003 and have not yet realized any revenues from our planned operations. We are engaged in the acquisition, exploration and development of oil and gas resource properties located primarily in the Northwest Alberta region of Canada. Planned principal activities have not yet begun. Our ability to emerge from the exploration stage with respect to any planned principal business activity is dependent upon our successful efforts to raise additional equity financing and generate significant revenue. We have incurred a net loss of $3,105,416 since our inception. There is no guarantee that the proceeds raised by us will be sufficient to complete any of the above objectives. These factors raise substantial doubt regarding our ability to continue as a going concern.

Our principal offices are located at Suite 1110, 521-3 Ave. SW, Calgary, Alberta, T2P 3T3, Canada, and our telephone number is (403) 262-4471. We are a Nevada corporation.

The Offering

Common stock offered by selling stockholders	Up to 9,750,000 shares, including the following:

- 6,000,000 shares of common stock underlying secured convertible debenture;

- 2,500,000 shares of common stock underlying convertible debenture; and

- 1,250,000 shares underlying stock purchase warrants.

This number represents 50.83% of our current outstanding stock.

Common stock to be outstanding after the offering	Up to 28,932,530 shares

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants for general working capital purposes.

Over-The-Counter Bulletin Board Symbol	TPLM

The above information regarding common stock to be outstanding after the offering is based on 19,182,530 shares of common stock outstanding as of January 17, 2006 and assumes the conversion of the debentures and exercise of the warrants.

DECEMBER 8, 2005 SECURED CONVERTIBLE DEBENTURE FINANCING

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners L.P., an accredited investor, on December 8, 2005 for the sale of $15,000,000 in secured convertible debentures. This prospectus relates to the resale of the common stock underlying the secured convertible debentures. The investors are obligated to provide us with an aggregate of $15,000,000 as follows:

●	$5,000,000 was disbursed on December 8, 2005;

●	$5,000,000 was disbursed on January 17, 2006; and

●	$5,000,000 will be disbursed within five days after the effectiveness of this registration statement.

Accordingly, we have received a total of $10,000,000 pursuant to the Securities Purchase Agreement.

The secured convertible debentures bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $5.00 or (ii) 90% of the average of the three lowest daily volume weighted average prices of our common stock, as quoted by Bloomberg, LP, of the 10 trading days immediately preceding the date of conversion. Accordingly, there is in fact no limit on the number of shares into which the secured convertible debentures may be converted. As of January 18, 2006, the average of the three lowest intraday trading prices for our common stock during the preceding 10 trading days as quoted by Bloomberg, LP was $5.823 and, therefore, the conversion price for the secured convertible notes was $5.00. Based on this conversion price, the $15,000,000 in secured convertible debentures, excluding interest, were convertible into 3,000,000 shares of our common stock.

The investor has contractually agreed to restrict its ability to convert the debentures and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.9% of the then issued and outstanding shares of common stock. If the conversion price is less than $0.93, Holder may not convert more than $425,000 of Debentures in any month, unless such restriction is waived by the Company. In the event that the conversion price is equal to or greater than $0.93, there is no restriction on the amount that Holder can convert in any month.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date provided that the closing bid price of our common stock, is less than $5.00 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 20% redemption premium, and accrued interest.

In connection with the Securities Purchase Agreement dated December 8, 2005, we granted the investor registration rights. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than June 30, 2006 and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold. In the event of a default of our obligations under the Registration Rights Agreement, including our agreement to file the registration statement with the Securities and Exchange Commission no later than January 22, 2006, or if the registration statement is not declared effective by June 30, 2006, we are required pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the secured convertible debentures.

In connection with the Securities Purchase Agreement dated December 8, 2005, we and each of our subsidiaries executed security agreements in favor of the investor granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreements state that if an event of default occurs under the secured convertible debentures or security agreements, the investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

DECEMBER 28, 2005 CONVERTIBLE DEBENTURE AND WARRANTS FINANCING

To obtain funding for our ongoing operations, we entered into Securities Purchase Agreements with two accredited investors on December 28, 2005 for the sale of (i) $10,000,000 in convertible debentures and (ii) warrants to purchase 1,250,000 shares of our common stock. The two accredited investors, Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG and Centrum Bank each subscribed for 50% of the total offering.

This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants. The investors are obligated to provide us with an aggregate of $10,000,000 as follows:

●	$5,000,000 was disbursed on December 28, 2005; and

●	$5,000,000 will be disbursed upon filing of this registration statement.

Accordingly, we have received a total of $5,000,000 pursuant to the Securities Purchase Agreements. Pursuant to the Securities Purchase Agreements, we have issued 625,000 warrants to purchase shares of common stock and we are obligated to issue 625,000 additional warrants together with $5,000,000 in convertible debentures upon filing of this registration statement.

The convertible debentures bear interest at 7.5%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at a rate of $4.00 per share. The investors have contractually agreed to restrict their ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

In connection with the Securities Purchase Agreement dated December 28, 2005, we granted the investors registration rights. Pursuant to the registration rights agreement, if we do not file the registration statement by February 26, 2006, or if we do not have the registration statement declared effective on or before May 27, 2006, we are obligated to pay liquidated damages in the amount of 1.0% for each 30-day period or pro rata for any portion thereof following the date by which such registration statement should have been filed for which no registration statement is filed or should have been declared effective.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have a History Of Losses Which May Continue, Which May Negatively Impact Our Ability to Achieve Our Business Objectives.

We incurred net losses of $31,444 for the year ended January 31, 2005 and $16,237 for the year ended January 31, 2004. For the nine months ended October 31, 2005, we incurred a net loss of $3,057,735. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our Independent Auditors Have Expressed Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

In their report dated April 27, 2005, our independent auditors stated that our financial statements for the year ended January 31, 2005 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations and working capital deficiency. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We Have a Limited Operating History and if We are not Successful in Continuing to Grow Our Business, Then We may have to Scale Back or Even Cease Our Ongoing Business Operations.

We have no history of revenues from operations and have no significant tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history and must be considered in the development stage. Our success is significantly dependent on a successful acquisition, drilling, completion and production program. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

Because We Are Small and Do Not Have Much Capital, We May Have to Limit our Exploration Activity Which May Result in a Loss of Your Investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, existing reserves may go undiscovered. Without finding reserves, we cannot generate revenues and you will lose your investment.

If We Are Unable to Retain the Services of Messrs. Gustafson and Hietala or If We Are Unable to Successfully Recruit Qualified Managerial and Field Personnel Having Experience in Oil and Gas Exploration, We May Not Be Able to Continue Our Operations.

Our success depends to a significant extent upon the continued services of Mr. Mark Gustafson, our Chief Executive Officer, President, and a director and Mr. Ron Hietala, a director and President of Elmworth Energy Corporation, our wholly-owned subsidiary. Loss of the services of Messrs. Gustafson or Hietala could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Messrs. Gustafson or Hietala. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

As Our Properties are in the Exploration and Development Stage, There Can be no Assurance That We Will Establish Commercial Discoveries on Our Properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. Our properties are in the exploration and development stage only and are without proven reserves of oil and gas. We may not establish commercial discoveries on any of our properties.

The Potential Profitability of Oil and Gas Ventures Depends Upon Factors Beyond the Control of Our Company.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance.

Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. The marketability of oil and gas which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

Competition In The Oil And Gas Industry Is Highly Competitive And There Is No Assurance That We Will Be Successful In Acquiring The Leases.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed.

Our Management Competes Against Us In The Oil And Gas Industry.

In addition to their positions with our company, our management currently engages, and intends to engage in the future, in the oil and gas business independently of us. As a result, conflicts of interest between us and management of our company might arise.

The Marketability of Natural Resources Will be Affected by Numerous Factors Beyond Our Control Which May Result in Us not Receiving an Adequate Return on Invested Capital to be Profitable or Viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Oil and Gas Operations are Subject to Comprehensive Regulation Which May Cause Substantial Delays or Require Capital Outlays in Excess of Those Anticipated Causing an Adverse Effect on Our Company.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which it may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Exploration and Production Activities are Subject to Certain Environmental Regulations Which May Prevent or Delay the Commencement or Continuance of Our Operations.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. Our operating partners maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory Drilling Involves Many Risks and We May Become Liable for Pollution or Other Liabilities Which May Have an Adverse Effect on Our Financial Position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

Any Change to Government Regulation/Administrative Practices May Have a Negative Impact on Our Ability to Operate and Our Profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

Risks Relating to Our Current Financing Arrangement:

There Are a Large Number of Shares Underlying Our Convertible Debentures and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of January 17, 2006, we had 19,182,530 shares of common stock issued and outstanding, convertible debentures issued in June and July 2005 outstanding that may be converted into 6,000,000 shares of common stock, secured convertible debentures issued in December 2005 and January 2006 outstanding that may be converted into 2,000,000 shares of common stock based on current market prices, convertible debentures issued on December 28, 2005 outstanding that may be converted into 1,250,000 shares of common stock, and outstanding warrants to purchase 6,625,000 shares of common stock. In addition, we have an obligation pursuant to our securities purchase agreements entered into in December 2005 to issue additional debentures that may be converted into 2,250,000 shares of our common stock based on current market prices and issue warrants to purchase 625,000 shares of our common stock. All of the shares, including all of the shares issuable upon conversion of the convertible debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Secured Convertible Debentures Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

Our obligation to issue shares upon conversion of our secured convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our secured convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of January 17, 2006 of $6.32.
% Below Market	Price Per Share	With Discount at 10%	Number of Shares Issuable	% of Outstanding Stock

25%	$4.74	$4.266	3,516,175	15.49%
50%	$3.16	$2.844	5,274,262	21.57%
75%	$1.58	$1.422	10,548,524	35.48%

As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price Feature of our Secured Convertible Debentures May Encourage Investors to Make Short Sales in Our Common Stock, Which Could Have a Depressive Effect on the Price of Our Common Stock.

The secured convertible debentures are convertible into shares of our common stock at a 10% discount to the trading price of the common stock prior to the conversion. The downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. Short sales by investors could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion of secured convertible debentures, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Secured Convertible Debentures, Convertible Debentures and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the secured convertible debentures and convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although Cornell Capital Partners LP may not convert their secured convertible notes if such conversion would cause them to own more than 4.99% of our outstanding common stock and Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG and Centrum Bank may not convert their convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.9% of our outstanding common stock, this restriction does not prevent Cornell Capital Partners LP, Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG and Centrum Bank from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, Cornell Capital Partners LP, Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG and Centrum Bank could sell more than their limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued upon conversion of the secured convertible debentures which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In The Event That Our Stock Price Declines, The Shares Of Common Stock Allocated For Conversion Of The Secured Convertible Debentures and Registered Pursuant To This Registration Statement May Not Be Adequate And We May Be Required to File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering Herewith Are Not Adequate And We Are Required To File An Additional Registration Statement, We May Incur Substantial Costs In Connection Therewith.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the secured convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the secured convertible debentures. Accordingly, we have allocated and registered 69,000,000 shares to cover the conversion of the secured convertible debentures. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the secured convertible debentures and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required for any Reason to Repay Our Outstanding Convertible Debentures, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Convertible Debentures, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

In December 2005, we entered into three Securities Purchase Agreements for the sale of an aggregate of $25,000,000 principal amount of convertible debentures, secured and unsecured. The $15,000,000 in secured convertible debentures are due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Although we currently have $10,000,000 secured convertible debentures outstanding, the investors are obligated to purchase additional secured convertible debentures in the aggregate of $5,000,000. Additionally, the $10,000,000 in convertible debentures are due and payable, with 7.5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreements or related convertible debentures, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the convertible debentures, secured and unsecured, including default interest rate on the outstanding principal balance of the debentures if the default is not cured with the specified grace period. We anticipate that the full amount of the convertible debentures, secured and unsecured, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we were required to repay the convertible debentures, secured and unsecured, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an Event of Default Occurs under the Securities Purchase Agreement dated December 8, 2005, Secured Convertible Debentures or Security Agreements, the Investors Could Take Possession of all Our Goods, Inventory, Contractual Rights and General Intangibles, Receivables, Documents, Instruments, Chattel Paper, and Intellectual Property.

In connection with the Securities Purchase Agreement dated December 8, 2005, we and our subsidiaries executed Security Agreements in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The Security Agreements state that if an event of default occurs under the Securities Purchase Agreement, Secured Convertible Debentures or Security Agreements, the Investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

Risks Relating to Our Common Stock:

If We Fail to Remain Current in Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “TPLM”.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal Year 2006
	High	Low
First Quarter (1)	$0.25	$0.05
Second Quarter	$3.92	$1.40
Third Quarter	$5.15	$3.61
Fourth Quarter (4)	$7.24	$4.93

(1)	Our stock first traded on March 14, 2005.
(2)	As of January 17, 2006.

Holders

As of January 17, 2006, we had approximately 9 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

On May 9, 2005, the Company declared a stock dividend of six shares of common stock for each one share of common stock outstanding. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,”  “will,”  “expect,”  “anticipate,”  “believe,”  “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,”  “Business” and elsewhere in this prospectus. See “Risk Factors.”

Overview

Prior to May 2005, we were known as Peloton Resources Inc., a mining exploration company. Peloton was actively searching for ore bodies containing gold in British Columbia. A consultant was hired to assess the economic viability of exploring for and developing gold reserves on Peloton’s properties. Based upon his report, Peloton decided to abandon all mining activities and to commence shifting towards an oil and gas exploration company. In connection with the shift in operational focus, we changed our name to Triangle Petroleum Corporation.

The changeover from a mining to an oil and gas exploration company has taken place over the last eight months, during one of the strongest bull markets for oil and natural gas. The average monthly price for West Texas Intermediate (WTI) crude oil currently, compared to the prior year, is as follows:

Month and Year	Price per barrel	Month and Year	Price per barrel

April 2005	$53	April 2004	$36
May 2005	$49	May 2004	$40
June 2005	$57	June 2004	$38
July 2005	$59	July 2004	$40
August 2005	$65	August 2004	$44
September 2005	$66	September 2004	$46
October 2005	$62	October 2004	$53
November 2005	$58	November 2004	$48
December 2005	$59	December 2004	$43

Regardless of which index is used, the trend for natural gas prices has generally followed the crude oil trend. All of these prices are significantly higher than at the same time last year. This is consistent with most oil and gas analysts calling for continued high commodity prices due to strong or rising demand in the United States, China and India relative to regular supply disruptions in the Middle East, Gulf Coast states after Hurricane Katrina and other areas. Although these strong commodity prices have resulted in extremely competitive conditions for the supply of products and services for exploration companies, our outlook remains positive.

Since August 2005, we have undertaken the following major initiatives:

●	Contracted the services of an experienced geo science team, an experienced landman and hired a chief financial officer;
●	Participated in drilling three deep basin gas wells in northwestern Alberta;
●	Secured a drilling rig for our winter 2005/2006 drilling program;

●	Reached an agreement with Kerogen Resources Inc. to pursue opportunities relating to the Barnett Shale Project in the Greater Fort Worth area of East Texas;
●	Reached an agreement with Hunter Energy Exploration, Inc. to explore approximately 64,000 acres of mineral rights in three prospect areas in Colorado, Wyoming and Montana;
●	Participated in drilling our first well in the United States with Hunter Energy in Colorado;
●	Completed first two stages of $15 million funding; and
●	Completed first stage of $10 million funding.

Plan of Operations

We believe that there are six critical elements for building a successful oil and gas exploration company in the current environment:

1.	People – this includes a qualified board of directors, advisory board members, management, employees, and consultants;
2.	Projects – a credible portfolio of projects that have the appropriate risk–return ratio in order to generate potentially significant shareholder value;
3.	Capital – based upon the reputation of the people and the quality of the projects, there must be sufficient capital in order to launch the company and to provide for additional fundings;
4.	Technology – the most advanced interpretation methods, techniques and methods should be utilized in order to maximize the potential for finding and developing oil and gas reserves;
5.	Land position – the competitive nature of the oil and gas industry requires a combination of approaches in order to secure sufficient land positions to explore for oil and gas; and
6.	Drilling capability – the competitive nature of the oilfield service industry requires a unique approach and a significant capital commitment in order to secure a drilling rig in today’s marketplace.

People:

In late May 2005 Mark Gustafson was hired as our President, Chief Executive Officer and director with a mandate to aggressively transform us into an emerging oil and gas exploration company. In June 2005, we recruited two additional directors, John Carlson (engineer) and Ron Hietala (petrophysicist). Mr. Hietala was then hired as the President and director of our new 100% owned Alberta operating subsidiary, Elmworth Energy Corporation. Mr. Hietala’s specific mandate is to build a complete organization under his direction in Elmworth based upon his 30 years experience in the oil and gas industry. Specifically, Mr. Hietala’s 19 year career and contacts at Canadian Hunter Exploration Ltd. continues to be critical in order to attract qualified employees and consultants for Elmworth. In November 2005, we hired Aly Musani as our Chief Financial Officer to oversee all of our financial operations.

Over the past few months, we have contracted or hired several significant additions to the operating team in Elmworth based upon Mr. Hietala’s contacts, including landmen, geologists, geophysicists and engineers. The first notable addition is Dr. Macomb T. Jervey, who has over 30 years of geological experience, a portion of which was as Exploration Vice President at Canadian Hunter Exploration Ltd., and has completed 75 proprietary geological studies on areas in British Columbia, Alberta and Saskatchewan. We also added Mr. Clarence Campbell, an industry recognized clastic sedimentologist and stratigrapher, who has worked extensively both domestically and internationally. Mr. Campbell’s practical, hands on experience in Western Canada is a strong asset to the integrated geological and geophysical projects. The final addition to the geoscience team is Mr. Arthur Bowman. Mr. Bowman received a BSc. from University of Toronto in 1977 and began his geophysical career in Calgary with Chevron Canada Resources Ltd. At Chevron, Mr. Bowman worked as an interpreter on various projects in Alberta and North Eastern British Columbia. More recently, Mr. Bowman was a founder of Defiant Energy Corp. The company commenced operations in 1998 and established production of 3,500 barrels of oil equivalent per day until the company was sold to Advantage Energy Trust in 2004. Mr. Bowman acted as geophysicist, geologist and Vice-President of Exploration. The Elmworth geoscience team was complemented by the addition of an experienced landman, Mr. Neil McPherson. Mr. McPherson brings thirty-six years of land expertise to Elmworth. Upon graduation from the University of Calgary in 1969 with a B.A., Mr. McPherson began his career in the land department of Mobil Oil Canada Ltd. He was actively involved in both surface and mineral land issues. Subsequent to this, he has held a variety of senior and executive positions with companies such as Sundance Oil Canada Ltd., Covenant Resources Ltd., Oakwood Petroleum, Morgan Hydrocarbons, Mannville Oil and Gas Ltd. and High Point Resources Inc.

In addition, we are actively seeking at least one more person to join our board of directors and several people to join our advisory board. We do not intend to hire a significant number of employees over the next twelve months, as we intend to utilize our strong industry contacts with top quality consultants and contractors.

Projects:

During the quarter ended October 31, 2005, we further refined our strategic plan and have determined that the maximum value to all of our stakeholders is best served by targeting three focused project areas that provide geographical diversification and acceptable returns for invested capital. The three major project areas are as follows:

West Central Alberta Deep Basin Opportunities

Based upon Mr. Hietala’s successful career at Canadian Hunter Exploration Ltd. in developing natural gas in northwestern Alberta (Deep Basin), our board decided in June 2005 to consider exploring for natural gas in this area. In order to confirm the potential upside for Elmworth in exploring for natural gas in this area, two consulting firms were engaged. Calgary based Sproule Associates Limited prepared an independent geological assessment of the target area in June and concluded that there was approximately 820 bcf (billion cubic feet) of discovered and undiscovered recoverable raw gas remaining to be produced from the targeted horizons. In July 2005, Calgary based Petrel Robertson Consulting Ltd. prepared a broader geological resource assessment of this target area and concluded that the estimated gas in place is approximately 2,000 bcf. Based upon Mr. Hietala’s experience and these two reports, we have decided to explore these zones.

On October 13, 2005, Elmworth participated in a 2,500 meter (8,250 feet) Cretaceous drilling project in the Deep Basin of West Central Alberta. This first evaluation well will allow us to earn the right to drill in five additional sections of land (approximately 3,200 acres). The operator of the well is an experienced, Calgary-based company with strong capabilities in all phases of drilling, completion and production. Elmworth will be paying 38.5% of the costs. Elmworth’s operating partner obtained this opportunity from a royalty trust company and offered the interest to Elmworth on equal terms to itself. It is Elmworth’s intent to pursue projects such as this in order to establish good working relationships and to acquire select land positions in the highly competitive Deep Basin area of Alberta. The intervals are interpreted to be gas bearing with deliverability being the key factor to commerciality. There is existing pipeline capacity in the area. Should the first location be successful, a near term follow up well is planned.

On November 30, 2005, Elmworth announced its participation in a joint venture which will target exploration opportunities in the south Deep Basin area of Alberta. 23 sections of land (approximately 14,700 acres) are available upon the drilling of three commitment wells. The operator is an experienced, U.S.-based company familiar with exploring, developing and producing projects of this type. Elmworth is participating for a 25% working interest in the first well. The drilling portion of this well is expected to cost $680,000 ($170,000 net cost to Elmworth). The medium depth reservoirs of interest are expected to be regionally hydrocarbon charged and will require hydraulic fracture stimulations to establish commercial productivity. Completion operations are currently underway on the first well.

Barnett Shale Project - Greater Fort Worth Basin, Texas

The Barnett Shale trend was pioneered by Mitchell Energy starting in 1981. Commercialization of the project was slow to occur until the application of large water fracturing stimulations at the Newark East Field in 1997. A second technology breakthrough occurred with the application of horizontal wells and selective stimulations. The Barnett Shale trend now supports daily production in excess of 1.4 bcf per day of natural gas with the USGS (United States Geological Survey) estimating a resource potential of greater than 25 tcf (trillion cubic feet) of natural gas. The Barnett Shale trend is the largest gas field in Texas with the productive limits being expanded as the eighty plus active drilling rigs deliver new insights and understanding to the area operators. Triangle USA has entered into the Barnett Shale trend through a joint venture with Kerogen Resources Inc. of Houston, Texas. Kerogen’s focus is to identify and exploit present and future shale gas projects within the United Sates and internationally. The team forming Kerogen has an excellent track record of finding large resource plays in Canada and the United States. The principals of Kerogen also have many years of shale gas evaluation experience coupled with active involvement in the drilling, completion and production phases of Barnett Shale gas. Triangle USA, along with the joint venture partners, have commenced a land acquisition phase in the Fort Worth Basin (Texas). The acreage acquisition program will be followed by a focused 3-D seismic acquisition program and horizontal wells designed to quantify the Barnett Shale gas potential. Triangle USA believes the Barnett Shale trend to be a relatively low risk, repeatable opportunity that will continue to benefit from the application of new technology and sound field procedures. Triangle USA along with its joint venture partner, Kerogen, will also evaluate other shale gas projects outside of the Greater Fort Worth Basin.

Hunter Energy Joint Venture Opportunity

On October 31, 2005 we executed a joint venture agreement with Hunter Energy of Denver Colorado. The joint venture currently has approximately 64,000 acres of mineral rights in three prospect areas in Colorado, Wyoming and Montana. At least one well will be drilled in each area. Triangle USA has committed a minimum of $4.5 million to this joint venture. Based upon the results of the initial exploratory program, we have the option to participate in additional land acquisitions and drilling programs. Hunter has a unique exploration team whose members have an exceptional track record of finding large oil and gas fields. The company is led by Mr. John Masters, the founder of Canadian Hunter Exploration Limited. Canadian Hunter pioneered the exploration concepts of pervasive gas saturated reservoir accumulations that today are known as Basin Centered Gas Fields. The observations and the technical understanding led by John Masters and the Canadian Hunter team have resulted in multi-TCF’s (trillion cubic feet) of gas being produced to date in the Western Canadian Sedimentary Basin. The greater Deep Basin today continues to be a cornerstone in the asset base of many Canadian and international companies. Hunter has a team of 11 petroleum technology experts and 12 associated staff, several of whom were trained at Canadian Hunter. John Masters and his team have developed a number of large regional oil and gas projects in the Rocky Mountains of the United States. The detailed geological and subsurface interpretations completed by Hunter form the basis of a new exploration program. The business environment of the Rocky Mountain basins is attractive to establishing new projects. Land costs, drilling density and most importantly, hydrocarbon potential are all favorable in the areas selected by the experienced team at Hunter.

Triangle USA Petroleum Corporation has spent $964,000 for its share of the drilling costs for the first well, which commenced drilling on November 12, 2005. The first exploration test well in Colorado is the result of a long term multi-discipline team effort by Hunter. Evaluation of well logs and drill cuttings indicate the well encountered the targeted objective as planned. The drilling rig was released on December 23, 2005. A completion rig is scheduled to move on to the location during the third week of January, 2006.

Capital:

Based upon a new board of directors and an exploration program for Elmworth, we were able to secure a $6 million convertible debenture financing. The first tranche of $1 million was received in June 2005 and the balance of $5 million was received in July 2005. This funding was completed with one accredited investor and with no fees, other than legal costs to prepare a registration statement. This financing allowed us to proceed in executing our operating plan over the next several months.

In anticipation of the significant funds required to undertake the projects mentioned above and to acquire additional seismic data, acquire a land position, and launch a drilling program this winter, we anticipate that we will require approximately $25 million in additional funding. We have recently secured a $15 million funding commitment from one institutional investor with gross proceeds received on each of the the first and second closing of $5 million. On the third closing, we will receive the final $5 million. The third closing will occur within five days after this registration statement is declared effective by the Securities and Exchange Commission. We have also secured a $10 million funding commitment from two institutional investors with gross proceeds received on the first closing of $5 million. On the second closing we will receive another tranche of $5 million. The second closing will occur upon filing of this registration statement.

Technology:

One of the keys to finding natural gas is the use of available resources and advanced technological methods. In June 2005, Elmworth acquired $576,000 of new, high quality three dimensional seismic data covering 30 square miles in northwestern Alberta. This initial seismic data is currently being interpreted by the experienced team of geologists and geophysicists. We anticipate that this review will be finalized during the first fiscal quarter of 2006. The initial objective here is to identify preliminary locations to target within the selected area. The acquired seismic will be used to establish opportunities in this multi-horizon area.

We have recently made an additional seismic purchase in order to continue the interpretation and drilling location selection process. This front-end process normally takes from six to twenty-four months; however Elmworth is attempting to complete this initial phase in a shorter period in order to prepare for this winter’s drilling season, which typically lasts from December to March. The experienced land and geoscience team, along with Mr. Hietala’s familiarity with the Deep Basin are critical to speeding up this process.

In addition to state of the art seismic interpretation, Elmworth will utilize advanced reservoir analysis techniques and the technical experience of its geological and geophysical team to further the opportunity identification process.

Once the specific drilling locations have been identified, Elmworth will utilize the latest drilling and well completion techniques in order to maximize production from each location. The hiring of technical specialists and qualified consulting firms to assist Elmworth during the winter drilling program in February and March 2006 will be essential to establishing production.

Elmworth has concluded two strategic technology partnerships. The first initiative is with the Department of Geophysics at the Colorado School of Mines under its Reservoir Characterization Project. This highly regarded, industry sponsored project, is developing advanced techniques to identify production from “Basin Centered” gas accumulations similar to the projects being pursued by Elmworth in the Alberta Deep Basin and also by Hunter Energy in the Rocky Mountain areas of the United States. The second initiative is with the Department of Geophysics at Stanford University. This project should provide Elmworth with key expertise related to seismic attribute analysis. Seismic attribute analysis is believed to provide new insights that will be used to identify drilling opportunities in the extensive 3-D seismic surveys being acquired by Elmworth in the Deep Basin. The strategic technology initiatives should support the Elmworth geo-science team and allow the team to focus on opportunity identification and land acquisition.

Land:

There are four different methods to acquire or participate in the leasing of oil and gas rights under the land in the target area:

(a)
conventional crown land postings - under the current highly competitive environment, Elmworth will attempt to bid for oil and gas rights on lands that the province of Alberta owns pursuant to their regular land auction process.

(b)
joint venture farm-ins - companies that own the oil and gas rights on land that Elmworth wishes to pursue may not be able to drill on their land for a variety of reasons (lack of capital, non-core area, etc.), which allows Elmworth the opportunity to farm-in on their lands (i.e. drill on their lands in order to earn a working interest in the well).

(c)
drilling rig leverage - since drilling rigs are in such high demand, then there is an opportunity to utilize a secured rig as a negotiating tool to access drilling sites from other companies that have not secured a rig.

(d)
technology leverage - through the technical strength of Elmworth’s consultants, contractors and advisory group there will be situations in which companies offer access to their land as a direct result of Elmworth’s willingness to work with their internal teams.

The acquisition of mineral rights on lands within the targeted area is an ongoing process that will continue throughout the drilling programs. To date, Elmworth has acquired oil and gas interests via joint venture farm-ins.

Drilling capability:

On October 24, 2005, Elmworth executed a letter of intent with a Calgary, Alberta based drilling contractor to secure a drilling rig for Elmworth’s Canadian winter 2005/2006 program. The 3,000 meter rig will be located in the south Grande Prairie Area. Calgary based Crest Energy Consultants has been engaged by Elmworth to design and supervise all phases of the drilling and completion programs for the company in Canada.

Projected Quarterly Milestones

November 2005 to January 2006:

●	Continue to hire qualified personnel and consultants.
●	Continue acquiring, processing and interpreting seismic in targeted areas.
●	Identify specific drilling locations and apply for well permits.
●	Secure additional funding from equity and debt sources.
●	Acquire initial land positions through crown lease sales/joint ventures.
●	Prepare drilling sites for winter drilling program.

February 2006 to April 2006:

●	Add production based personnel and/or consultants.
●	Continue winter drilling program in Canada and the United States.
●	Seek additional sources of equity capital.
●	Continue adding to land position via crown sales/joint ventures.
●	Acquire initial land position in Barnett Shale project.

May 2006 to July 2006:

●	Commence work on completing wells drilled during the winter.
●	Commence spring/summer drilling in the Hunter Energy project.
●	Continue to increase land position in Canada and the United States.
●	Commence a seismic program on the Barnett Shale Project on acquired land.

August 2006 to October 2006:

●	Continue to increase land position in Canada and the United States.
●	Commence drilling on lands in Barnett Shale Project.
●	Continue drilling in the Hunter Energy Project.
●	Continue completion work on wells previously drilled.

Liquidity and Capital Resources

As of October 31, 2005, we had working capital of $4,151,389, resulting primarily from our cash and cash equivalents of $4,249,511 at quarter end. For the nine months ended October 31, 2005, we generated a net cash flow deficit from operating activities of $483,239. Cash used in investing activities totaled $1,410,352, which was primarily utilized for Elmworth’s share of costs relating to the drilling of the first Alberta deep basin gas well and the initial payment to Kerogen Resources to participate in the Barnett Shale Project joint venture. Cash provided by financing activities totaled $5,995,000; $5,935,000 from the sale of convertible debentures and $60,000 from the sale of shares of common stock.

We expect significant capital expenditures during the next 12 months, contingent upon raising capital. These anticipated expenditures are for seismic data acquisitions, land and drilling rights acquisitions, drilling programs, overhead and working capital purposes. We have sufficient funds to conduct our operations for a few months, but not for 12 months or more. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

By adjusting our operations and development to the level of capitalization, we believe we have sufficient capital resources to meet projected cash flow deficits. However, if during that period or thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

We presently do not have any available credit, bank financing or other external sources of liquidity. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. We will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding.

We will still need additional investments in order to continue operations to cash flow break even. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and a downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

To date, we have generated minimal revenues from interest income and have incurred operating losses in every quarter. Our registered independent auditors have stated in their report dated April 27, 2005, that we are an early exploration company and have not generated revenues from operations. These factors among others may raise substantial doubt about our ability to continue as a going concern.

On June 14, 2005, to obtain funding for our ongoing operations, we entered into a securities purchase agreement with a single accredited investor pursuant to which the investor purchased an 8% convertible debenture with a principal amount of $1,000,000, and a warrant to purchase 1,000,000 shares of our common stock, exercisable at a price of $1.00 per share until June 15, 2008. Pursuant to the securities purchase agreement, the investor had the right during the next 60 days, but not the obligation, to purchase up to $5,000,000 of additional convertible debentures and warrants to purchase 5,000,000 shares of common stock. The investor exercised the purchase right and invested the additional $5,000,000 on July 14, 2005, in exchange for an 8% convertible debenture with a principal amount of $5,000,000 and a warrant to purchase 5,000,000 shares of our common stock, exercisable at a price of $1.00 per share until June 15, 2008.

The convertible debenture is due and payable on June 10, 2007. The principal and accrued interest on the convertible debenture may be converted into shares of our common stock at a rate of $1.00 per share, at the option of the holder. The investor has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of our common stock.

Since the conversion price of the convertible debenture was less than the market price of the common stock at the time the convertible debentures were issued, we recognized a charge of $1,125,000 relating to the beneficial conversion feature of the $6,000,000 of convertible debentures issued during the second quarter.

In connection with the private placement, we granted the investor registration rights. Pursuant to the registration rights agreement, if we did not file the registration statement by August 18, 2005, or if we did not have the registration statement declared effective within 120 days thereafter, we are obligated to pay liquidated damages in the amount of 1.0% for each 30-day period or pro rata for any portion thereof following the date by which such registration statement should have been filed for which no Registration Statement is filed. We did not file the registration statement until October 7, 2005, however, the investor orally agreed to waive any liquidated damages.

December 8, 2005 Secured Convertible Debenture Financing

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners L.P., an accredited investor, on December 8, 2005 for the sale of $15,000,000 in secured convertible debentures. This prospectus relates to the resale of the common stock underlying the secured convertible debentures. The investors are obligated to provide us with an aggregate of $15,000,000 as follows:

●	$5,000,000 was disbursed on December 8, 2005;

●	$5,000,000 was disbursed on January 17, 2006; and

●	$5,000,000 will be disbursed within five days after the effectiveness of this registration statement.

Accordingly, we have received a total of $10,000,000 pursuant to the Securities Purchase Agreement.

The secured convertible debentures bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $5.00 or (ii) 90% of the average of the three lowest daily volume weighted average prices of our common stock, as quoted by Bloomberg, LP, of the 10 trading days immediately preceding the date of conversion. Accordingly, there is in fact no limit on the number of shares into which the secured convertible debentures may be converted. As of January 18, 2006, the average of the three lowest intraday trading prices for our common stock during the preceding 10 trading days as quoted by Bloomberg, LP was $5.823 and, therefore, the conversion price for the secured convertible notes was $5.00. Based on this conversion price, the $15,000,000 in secured convertible debentures, excluding interest, were convertible into 3,000,000 shares of our common stock.

The investor has contractually agreed to restrict its ability to convert the debentures and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.9% of the then issued and outstanding shares of common stock.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date provided that the closing bid price of our common stock, is less than $5.00 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 20% redemption premium, and accrued interest.

In connection with the Securities Purchase Agreement dated December 8, 2005, we granted the investor registration rights. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than June 30, 2006 and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold. In the event of a default of our obligations under the Registration Rights Agreement, including our agreement to file the registration statement with the Securities and Exchange Commission no later than January 22, 2006, or if the registration statement is not declared effective by June 30, 2006, we are required pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the secured convertible debentures.

In connection with the Securities Purchase Agreement dated December 8, 2005, we and each of our subsidiaries executed security agreements in favor of the investor granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreements state that if an event of default occurs under the secured convertible debentures or security agreements, the investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

December 28, 2005 Convertible Debenture and Warrants Financing

To obtain funding for our ongoing operations, we entered into Securities Purchase Agreements with two accredited investors on December 28, 2005 for the sale of (i) $10,000,000 in convertible debentures and (ii) warrants to purchase 1,250,000 shares of our common stock. The two accredited investors, Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG and Centrum Bank each subscribed for 50% of the total offering.

This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants. The investors are obligated to provide us with an aggregate of $10,000,000 as follows:

●	$5,000,000 was disbursed on December 28, 2005; and

●	$5,000,000 will be disbursed upon filing of this registration statement.

Accordingly, we have received a total of $5,000,000 pursuant to the Securities Purchase Agreements. Pursuant to the Securities Purchase Agreements, we have issued 625,000 warrants to purchase shares of common stock and we are obligated to issue 625,000 additional warrants together with $5,000,000 in convertible debentures upon filing of this registration statement.

The convertible debentures bear interest at 7.5%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at a rate of $4.00 per share. The investors have contractually agreed to restrict their ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

In connection with the Securities Purchase Agreement dated December 28, 2005, we granted the investors registration rights. Pursuant to the registration rights agreement, if we do not file the registration statement by February 26, 2006, or if we do not have the registration statement declared effective on or before May 27, 2006, we are obligated to pay liquidated damages in the amount of 1.0% for each 30-day period or pro rata for any portion thereof following the date by which such registration statement should have been filed for which no registration statement is filed or should have been declared effective.

Critical Accounting Policies

Investment in Oil and Gas Properties

We utilize the full cost method to account for our investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, interest costs relating to unproved properties, geological expenditures and direct internal costs are capitalized into the full cost pool. As of October 31, 2005, we had no properties with proven reserves. When we obtain proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not amortized until proved reserves associated with the projects can be determined. If the future exploration of unproved properties is determined uneconomical, the amounts of such properties are added to the capitalized cost to be amortized. As of October 31, 2005, all of our oil and gas properties were unproved and were excluded from amortization.

The capitalized costs included in the full cost pool are subject to a “ceiling test”, which limits such costs to the aggregate of the estimated present value, using an estimated discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions and the estimated value of unproven properties.

Foreign Currency Transactions

Our functional currency is the United States dollar and management has adopted SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.

BUSINESS

OVERVIEW

We were incorporated in the State of Nevada on December 11, 2003 under the name Peloton Resources Inc. In December 2003, we purchased six mineral claims situated in the Greenwood Mining Division in the Province of British Columbia, Canada. Our principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. Subsequent to the period, we abandoned our mineral property as a result of poor exploration results, and decided to change our principal business to that of acquisition, exploration and development of oil and gas resource properties. On May 10, 2005, we changed our name to Triangle Petroleum Corporation.

Triangle is a focused natural gas exploration company developing a large resource play in the Deep Basin area of Western Canada. The Company will use propriety technology to identify and commercialize natural gas fields. An experienced team comprising technical and business skills is being formed to exploit the Company's opportunity portfolio. Advanced reservoir description techniques will complement state of the art 3-D seismic interpretations to optimize drill sites. Project specific drilling and well completion techniques will be employed to optimize the production potential for each new pool. A land acquisition strategy employing traditional and new business models will be used to secure the opportunities for Triangle.

THE NATURAL GAS INDUSTRY

The Rise of Natural Gas

Little more than a half-century ago, drillers seeking valuable crude oil bemoaned the discovery of natural gas, despite it being the most efficient and cleanest burning fossil fuel. Given the lack of transportation infrastructure at the time, wells had to be capped or the gas flared. As the U.S. economy expanded after World War II, the development of a vast interstate transmission system facilitated widespread consumption of natural gas in homes and business establishments. By 1970, natural gas consumption, on a heat-equivalent basis, had risen to three-fourths that of oil. But in the following decade, consumption lagged because of competitive inroads made by coal and nuclear power.

The demand for natural gas rose sharply in the 1980’s, when consumers and businesses began to find more uses for it. After years as a low-value commodity, natural gas ascended into the spotlight as demand for the fuel to fire power plants, heat homes and serve as a chemical feedstock outstripped the petroleum industry's ability to tap new reserves. In the 1990’s, the popularity of natural gas as an economic and environmentally benign fossil fuel made it the fuel of choice for power generation.

By the year 2000, the U.S. economy was thriving, fueled by cheap energy. To meet the growing need for electricity, U.S. utilities ordered 180,000 Megawatts of gas-fired power plants to be installed by 2005. This was, by far, the largest amount of power generation capacity ever installed in such a short period. As a result, the U.S. electricity supply margins and its economy became dependent on natural gas availability and price. Today, any new electricity capacity brought on line is generated by natural gas, rather than oil, coal, water or nuclear. This has prompted the National Petroleum Council to predict that electricity generation will be responsible for 47% of the increase in natural gas consumption between 1998 and 2010.

U.S. Dependency

The United States currently depends on natural gas for approximately 23% of its total primary energy requirements. But with its commitment to the use of natural gas, particularly in the electricity sector, the U.S. now finds itself with a supply shortage at a time of increased demand.

From 1990 through 2003, natural gas consumption in the United States increased by 14%. In 2004, natural gas demand was expected to increase by 1.1% due to increasing economic growth, the continuing rise in electricity demand, and below-average hydroelectric power levels in the Pacific Northwest. Demand growth in 2005 is expected to be flat as natural gas end-use prices remain high. Still, consumption is expected increase at an average rate of 1.8% per year to 35 trillion cubic feet (Tcf) per year in 2025, from 22 Tcf in 2003 - a 50% increase over the next two decades.

The demand for natural gas is further influenced by the crude oil market. Although crude oil and natural gas are two separate commodities, their prices have historically been correlated at irregular intervals. Strong oil prices generally keep natural gas prices elevated because fuel oil is a possible substitute for natural gas. As the price of crude oil increases, some industries switch to natural gas. This is particularly true in the electricity sector.

The Supply Shortage

Presently, the United States relies on three sources for its natural gas. Domestic production accounts for 81% of supply. Imports from Canada, mainly the western provinces of Alberta, British Columbia and Saskatchewan provide an additional 17%. Imports of liquefied natural gas make up the remainder.

Natural gas production was expected to increase from 19.08 Tcf in 2003 by 1.2% to 19.31 Tcf in 2004. High natural gas prices resulted in strong natural gas-directed drilling activity during 2003. Production is expected to continue to rise slightly through 2005 as natural gas well completions, which totaled an estimated 20,000 in 2003, continue to grow to between 22,000 and 23,000 wells per year over the next two years.

Despite rising new natural gas well completions, high drilling rates are expected to only modestly improve U.S. production levels to 24.1 Tcf by 2025. Many of the wells that have produced abundant quantities of natural gas since the 1980s and 1990s are in terminal decline, yielding rapidly diminishing returns. These waning reserves have not become readily apparent because the natural gas industry has been bringing new fields online in a frantic effort to keep production levels from dropping too rapidly. Unfortunately, newer plays tend to be smaller and are produced (and depleted) quickly in the effort to maintain overall production levels. Whereas the first year depletion rate of a typical new natural gas well drilled in 1970 was 16%, in 1999 the rate was an astonishing 56%, meaning that new wells are soon depleted and must be replaced. Since nearly half of the U.S. natural gas supply is coming from wells that have been drilled in the past five years, this declining trend is likely to continue.

Canadian Gas Declining

Historically, the United States has looked to Canada for approximately 15% of its natural gas supply. But Canada faces many of the same supply challenges as the United States. While Canadian demand for gas is growing, Canadian producers are also struggling with declining output from mature fields. With gas imports from Canada down 10% in 2003 from the previous year, it is unlikely that the U.S. can look to Canada to soften the supply gap anytime soon.

Commodity Price Volatility

Oil and natural gas prices are volatile and subject to a number of external factors.  Prices are cyclical and fluctuate as a result of shifts in the balance between supply and demand for oil and natural gas, world and North American market forces, conflicts in middle eastern countries, inventory and storage levels, OPEC policy, weather patterns and other factors. OPEC supply curtailment, tensions in the middle east, increased demand in China and low North American crude stocks have kept crude oil prices high.  Natural gas prices are greatly influenced by market forces in North America since the primary source of supply is contained within the continent.  Market forces include the industry's ability to find new production and reserves to offset and grow declining production, economic factors influencing industrial demand, weather patterns affecting heating demand and the price of oil for fuel switching.

Foreign Currency Exchange Rates

World oil prices are quoted in U.S. dollars and the price received by Canadian producers is therefore affected by the $US/$CDN exchange rate that may fluctuate over time.  A material increase in the value of the Canadian dollar relative to its U.S. counterpart had an offsetting effect on the gains in the U.S. denominated WTI oil price.

Seasonality

The exploration for and development of oil and natural gas reserves depends on access to areas where operations are to be conducted.  Seasonal weather variations, including freeze-up and break-up affect access in certain circumstances.  Natural gas is used principally as a heating fuel and for power generation.  Accordingly, seasonal variations in weather patterns affect the demand for natural gas.  Depending on prevailing conditions, the prices received for sales of natural gas are generally higher in winter than summer months, while prices are generally higher in summer than spring and fall months.

Industry Consolidation and Competition

Over the past few years, consolidation within the Canadian oil and gas industry has resulted in a significant change in the number of junior to intermediate-sized exploration and production companies.  Oil and gas trusts have been in high demand and they are driving the market for corporate and asset acquisitions in Canada.  The strength of commodity prices has resulted in significantly increased operating cash flows and has led to increased drilling activity.  This industry activity will increase competition for undeveloped lands; skilled personnel; access to drilling rigs, service rigs and other equipment; and access to processing and gathering facilities, all of which may cause drilling and operating costs to increase.

Pricing and Marketing – Oil and Natural Gas

In Canada, producers of oil and natural gas negotiate sales contracts directly with purchasers, with the result that the market determines the price of oil and natural gas.  Exports from Canada may be made pursuant to export contracts with terms not exceeding one year, in the case of light crude, and not exceeding two years, in the case of heavy crude and natural gas, provided that an order approving any such export has been obtained from the National Energy Board.  Exports of longer terms require an exporter to obtain an export license from the National Energy Board and the issue of such a license requires the approval of the Governor in Council.  In western Canada, the various provincial governments also regulate the volume of natural gas which may be removed from those provinces for consumption elsewhere, based on such factors as reserve availability, transportation arrangements and market considerations.

Land Tenure

Oil and natural gas located in the western provinces is owned predominantly by the respective provincial governments who grant rights to explore for and produce oil and natural gas pursuant to leases, licenses and permits based upon conditions set forth in provincial legislation.  Oil and natural gas rights may also be privately owned and rights to explore for and produce such oil and natural gas are generally granted by lease from the freehold owner on such terms and conditions as may be negotiated.

COMPETITORS

In the Deep Basin area of Western Canada that we are targeting, we have several active competitors and many potential competitors, including all public and private oil and gas exploration companies in North America as well as select companies from China and Europe.

Some of the larger and well capitalized companies that are actively exploring and producing from the Deep Basin area include BP Canada Energy Company, Burlington Resources Canada Ltd., Devon Canada Corporation, and Talisman Energy Inc. Each of these companies has significant existing cash flow, capital budgets and in-house expertise to continue seeking additional oil and gas reserves in the Deep Basin.

There are also a growing number of other companies that may not have designated the Deep Basin as their core exploration areas; however they are still active in this area. These companies include, but are not limited to, Canadian Forest Oil Ltd., Canadian Natural Resources Limited, Conoco Phillips Canada, Cyries Energy Inc., Daylight Energy trust, EOG Resources Canada Inc., Gibraltar Exploration Ltd., Hunt Oil Company Canada Inc., Husky Oil Company of Canada Inc., Mosaic Energy Ltd., Northrock Resources Ltd., Paramount Resources Ltd., Petro- Canada, Peyto Exploration, Progress Energy Trust, ProspEx Resources Ltd., Raven Energy Ltd., Shell Canada Limited, StarPoint Energy Ltd., and Temple Energy Inc.

GOVERNMENTAL REGULATIONS

The oil and natural gas industry in Canada is subject to extensive controls and regulations imposed by various levels of government. We do not expect that any of these controls or regulations will affect our operations in a manner materially different than they would affect other oil and gas industry participants of similar size.

Crude oil and natural gas located in Alberta and Saskatchewan are owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce oil and natural gas under leases, licenses and permits with terms generally varying from two years to five years and on conditions contained in provincial legislation. Leases, licenses and permits may be continued indefinitely by producing under the lease, license or permit. Some of the oil and natural gas located in these provinces is privately owned and rights to explore for and produce oil and natural gas are granted by the mineral owners on negotiated terms and conditions.

In Canada, producers of oil negotiate sales contracts directly with oil purchasers, with the result that the market determines the price of oil. The price depends in part on supply/demand balance, oil quality, prices of competing fuels, distance to market, access to downstream transportation and the value of refined products. Oil exports may be made under National Energy Board export orders having terms not exceeding one year in the case of oil other than heavy oil, and not exceeding two years in the case of heavy oil. Any oil export to be made pursuant to a contract of longer duration requires an exporter to obtain an export license from the National Energy Board and the issue of a license requires the approval of the Canadian federal government. The term of the license may not exceed 25 years.

In Canada, the price of natural gas sold in interprovincial and international trade is determined by negotiation between buyers and sellers. Such price depends, in part, on natural gas heating value, prices of competing natural gas and other fuels, distance to market, access to downstream transportation, length of contract term, weather conditions, the supply/demand balance and other contractual terms. Natural gas exported from Canada is subject to regulation by the Government of Canada through the National Energy Board. Producers and exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts must continue to meet criteria prescribed by the National Energy Board. Natural gas exports for a term of two years or less, or for two to 20 years in quantities not more than 1.1 million cubic feet per day may be made under a National Energy Board order, or, in the case of exports for a longer duration or larger volumes, under a National Energy Board license and Canadian federal government approval.

The provincial governments of Alberta and Saskatchewan also regulate the removal of natural gas from those provinces for consumption elsewhere. They do so based on such factors as reserve availability, transportation arrangements and market considerations.

In addition to federal regulation, each province has legislation and regulations which govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of oil and natural gas production. Royalties payable on production from lands other than government lands are determined by negotiations between the mineral owner and the lessee. Royalties on government land are determined by government regulation and are generally calculated as a percentage of the value of gross production, and the rate of royalties payable generally depends upon prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced.

From time to time the governments of Canada and Alberta have established incentive programs which have included royalty rate deductions, royalty holidays and tax credits for the purpose of encouraging oil and natural gas exploration or enhanced recovery projects although the trend is toward eliminating these types of programs in favor of long-term programs which enhance predictability for producers.

On October 13, 1992, the government of Alberta implemented major changes to its royalty structure and created incentives for exploring and developing oil and natural gas reserves. The incentives created include: (i) a one year royalty holiday on new oil discovered on or after October 1, 1992; (ii) incentives by way of royalty holidays and reduced royalties on reactivated, low productivity, vertical re-entry and horizontal wells; (iii) introduction of separate par pricing for light/medium and heavy oil; and (iv) a modification of the royalty formula structure through the implementation of a third tier royalty with a base rate of 10% and a rate cap of 25% for oil pools discovered after September 30, 1992. The new oil royalty reserved to the Crown has a base rate of 10% and a rate cap of 30%. The old oil royalty reserved to the Crown has a base rate of 10% and a rate cap of 35%. These rate bases and caps pertain to typical production of up to 197.3 m3 per month for a well. The principal variables affecting the royalty are the monthly oil production of the particular well and the difference between specified monthly par prices and annual reference prices. In the case of low productivity wells (with less than 20 m3 per month production) the royalty is reduced below the 10% base, and in the case of third tier oil is zero, and in cases of very high productivity wells, the effective royalty rate may, in certain circumstances, marginally exceed the 25%, 30% or 35% rate, as applicable.

In Alberta, the royalty reserved to the Crown in respect of natural gas production, subject to various incentives, is between 15% and 30%, in the case of new natural gas, and between 15% and 35%, in the case of old natural gas, depending upon a prescribed or corporate average reference price. Natural gas produced from qualifying exploratory natural gas wells spudded or deepened after July 31, 1985 and before June 1, 1988 is eligible for a royalty exemption for a period of 12 months, up to a prescribed maximum amount. Natural gas produced from qualifying intervals in eligible gas wells spudded or deepened to a depth below 2,500 meters is also subject to a royalty exemption, the amount of which depends on the depth of the wells.

In Alberta, a producer of oil or natural gas is entitled to a credit against the royalties payable to the government by virtue of the Alberta royalty tax credit program. The Alberta royalty tax credit program is based on a price sensitive formula, and ranges between 75%, for prices for oil at or below $100 per cubic meter ($15.90 per barrel), to 25%, for prices above $210 per cubic meter ($33.39 per barrel). In general, the Alberta royalty tax credit rate is applied to a maximum of $2,000,000 of government royalties payable for each producer or associated group of producers. Government royalties on production from producing properties acquired from corporations claiming maximum entitlement to Alberta royalty tax credit will generally not be eligible for Alberta royalty tax credit. The rate is established quarterly based on the average “par price,” as determined by the Alberta Department of Energy for the previous quarterly period.

Crude oil and natural gas royalty holidays and reductions for specific wells reduce the amount of royalties paid to the government.

The North American Free Trade Agreement among the governments of Canada, the United States and Mexico became effective on January 1, 1994. NAFTA carries forward most of the material energy terms that are contained in the Canada-U.S. Free Trade Agreement. Subject to the General Agreement on Tariffs and Trade, Canada continues to remain free to determine whether exports of energy resources to the United States or Mexico will be allowed, so long as any export restrictions do not:

• reduce the proportion of energy resources exported relative to total supply (based upon the proportion prevailing in the most recent 36 month period or another representative period agreed upon by the parties);

• impose an export price higher than the domestic price (subject to an exception that applies to some measures that only restrict the value of exports); or

• disrupt normal channels of supply.

All three countries are prohibited from imposing minimum or maximum export or import price requirements, with some limited exceptions.

ENVIRONMENTAL

The oil and natural gas industry is governed by environmental regulation under Canadian federal and provincial laws, rules and regulations, which restrict and prohibit the release or emission and regulate the storage and transportation of various substances produced or utilized in association with oil and natural gas industry operations. In addition, applicable environmental laws require that well and facility sites be abandoned and reclaimed, to the satisfaction of provincial authorities, in order to remediate these sites to near natural conditions. Also, environmental laws may impose upon “responsible persons” remediation obligations on property designated as a contaminated site. Responsible persons include persons responsible for the substance causing the contamination, persons who caused the release of the substance and any present or past owner, tenant or other person in possession of the site. Compliance with such legislation can require significant expenditures. A breach of environmental laws may result in the imposition of fines and penalties and suspension of production, in addition to the costs of abandonment and reclamation.

In Alberta, all applicable environmental laws are consolidated in the Alberta Environmental Protection and Enhancement Act. Under this Act, environmental standards and requirements applicable to compliance, cleanup and reporting have been made more strict. Also, the range of enforcement actions available and the severity of penalties have been significantly increased. These changes will have an incremental increase in the cost of conducting oil and natural gas operations in Alberta.

In 1994, the United Nations' Framework Convention on Climate Change came into force and three years later led to the Kyoto Protocol which requires, upon ratification, nations to reduce their emissions of carbon dioxide and other greenhouse gases. In December 2002, the Canadian federal government ratified the Kyoto Protocol. If certain conditions are met and the Kyoto Protocol enters into force internationally, Canada will be required to reduce its greenhouse gas (GHG) emissions. Currently the upstream crude oil and natural gas sector is in discussions with various provincial and federal levels of government regarding the development of greenhouse gas regulations for the industry. It is premature to predict what impact these potential regulations could have on us but it is possible that we would face increases in operating costs in order to comply with a GHG emissions target.

We have established guidelines and management systems to ensure compliance with environmental laws, rules and regulations. We have designated an individual responsible for compliance whose responsibility is to monitor regulatory requirements and their impact on us, to implement appropriate compliance procedures and to cause our operations to be carried out in accordance with applicable environmental guidelines and implementing adequate safety precautions. The existence of these controls cannot, however, guarantee total compliance with environmental laws, rules and regulations. We believe that we are in material compliance with applicable environmental laws and regulations. We also believe that it is reasonably likely that the trend in environmental legislation and regulation will continue toward stricter standards.

RESEARCH AND DEVELOPMENT

Our business plan is focused on a strategy for maximizing the long-term exploration and development of our drilling and exploration in the Northwest Alberta region of Canada. To date, execution of our business plan has largely focused on acquiring prospective leases from which we intend to establish a going forward exploration and development plan.

Elmworth acquired access to 120 square miles (approximately 200 square kilometers) of new, high quality three dimensional seismic data in the Deep Basin of Northwestern Alberta. This confidential agreement allows Elmworth a time period to utilize this data to focus on acquiring initial land positions and to refine potential drilling locations. This initial seismic data is currently being interpreted by our experienced team of geologists and geophysicists. We anticipate that this review will take several months. Integration of the re-processed seismic data with well-log based geological control will be used to prioritize drilling locations targeted for land acquisition. The seismic agreement provides for further data acquisition with options that will build on the initial $576,000 USD payment made by Elmworth.

EMPLOYEES

As of January 1, 2006, we had three full time employees, including our President, Chief Financial Officer and our office manager. We consider our relations with our employee to be good.

DESCRIPTION OF PROPERTIES

We maintain our principal office at 1110, 521-3rd Ave. SW, Calgary, Alberta, Canada T2P 3T3. Our telephone number at that office is (403) 262-4471 and our facsimile number is (403) 262-4472.

For the three months ended April 30, 2005, our office premises were provided by Callinan Mines Limited. During the three months ended April 30, 2005, we were charged rent of $5,359.

Our current office space consists of approximately 1,880 square feet. The lease runs until September 30, 2009 at a cost of $4,750 Cndn (approximately $4,085 US based on current exchange rates) per month. We believe that our current office space and facilities are sufficient to meet our present needs and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as disclosed below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

On July 29, 2005, we received a letter from counsel for Golden Eagle Energy Ltd. which accused Ron Hietala, the President of our Elmworth subsidiary, of usurping a corporate opportunity presented to Golden Eagle Energy, at which Mr. Hietala worked prior to his employment with us. We have retained counsel in this matter and our counsel has provided a response to Golden Eagle Energy denying all their claims.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Names:	Ages	Titles:	Board of Directors
Mark Gustafson	46	President, Chief Executive Officer; Secretary/Treasurer – Triangle USA Petrloleum Corporation	Director
Aly Musani	33	Chief Financial Officer; Chief Financial Officer – Elmworth Energy Corporation; Chief Financial Officer – Triangle USA Petrloleum Corporation
John D. Carlson	51		Director
Ron W. Hietala	53	President – Elmworth Energy Corporation; President – Triangle USA Petrloleum Corporation	Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are three seats on our board of directors.

Currently, our Directors are not compensated for their services, although their expenses in attending meetings are reimbursed. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

On June 16, 2005, Sergei Stetsenko and Maryna Bilynska resigned as members of the board of directors. Neither Mr. Stetsenko nor Ms. Bilynska served on any committees of the Board. Also on June 16, 2005, Ron W. Hietala and John D. Carlson were appointed as members of our Board of Directors.

Mark Gustafson has been our President since May 16, 2005 and a Director since May 2005. Since September 2004, Mr. Gustafson has been the President, CEO and a director of Torrent Energy Corporation, an Oregon based coal bed methane exploration and development company. Mr. Gustafson spends approximately half of his time working for Triangle Petroleum and the other half of his time on Torrent Energy and other projects. Between April 1999 and August 2004, Mr. Gustafson was President of MGG Consulting, a private consulting firm. While at MGG Consulting, Mr. Gustafson provided consulting services to investment banks, oil and gas companies, and was a consultant Chief Financial Officer to several private companies. From August 1997 until March 1999, Mr. Gustafson was the President, Chief Executive Officer and a Director of Total Energy Services Ltd., a Calgary-based oilfield rental and gas compression company. Mr. Gustafson is a chartered accountant and received a bachelor’s degree in business administration from Wilfrid Laurier University in 1981.

Aly Musani has been our Chief Financial Officer since November 2005. Mr. Musani is also the Chief Financial Officer for Elmworth Energy Corporation, our wholly-owned subsidiary. Between 1999 and October 2005, Mr. Musani has been the financial controller for Chinook Drilling Inc. and Blackbird Well Servicing Inc., Calgary, Alberta, Canada based oil drilling companies. Mr. Musani has also been a senior accountant for Deloitte & Touche, an intermediate accountant for Stampeder Exploration Ltd. and a staff accountant for Arthur Andersen. Mr. Musani received his Bachelor’s degree in commerce from the University of Calgary in 1994 and is a Chartered Accountant (Canada).

John D. Carlson has been a director of Triangle Petroleum Corporation since June 2005. Since August 2004, Mr. Carlson has been a director and consultant to Torrent Energy Corporation, an Oregon based coal bed methane exploration and development company. Since March 2005, Mr. Carlson has been chief operating officer of Methane Energy Corp., a wholly owned subsidiary corporation of Torrent Energy Corporation. Methane Energy Corp. is engaged in the business of coalbed methane exploration. From February 2004 to July 2004, Mr. Carlson was the President and a Director of Pacific Rodera Ventures Inc., a Calgary-based oil and gas exploration and development company. From September 2003 to January, 2004, Mr. Carlson was the Vice President of Operations for Pacific Rodera Ventures Inc. From September 2001 until December 2003, Mr. Carlson was the President of Samson Oil and Gas Inc., a Hobbema, Alberta-based oil and gas exploration and development company. Between January 2001 and August 2001, Mr. Carlson was the General Manager of Samson Oil and Gas Inc., a Hobbema, Alberta-based oil and gas exploration and development company. Between 1984 and 2000, Mr. Carlson was an Associate and Senior Petroleum Engineer for Sproule Associates, Ltd. Mr. Carlson is a registered professional engineer and received a bachelor of science degree in civil engineering from the University of Calgary in 1977.

Ron W. Hietala has been a director of Triangle Petroleum Corporation since June 2005. On June 28, 2005, Mr. Hietala was appointed President and Director of Elmworth Energy Corporation, Triangle's wholly owned Alberta-based subsidiary. Elmworth Energy Corporation is the operating company that will carry out all oil and gas exploration and development activities for Triangle. From March 2004 to June 2005, Mr. Hietala served as the President of Golden Eagle Energy Ltd., a private company focused on developing low to medium risk production in west central Alberta. Since 1995, Mr. Hietala has been the President and co-founder of Petro-Hunt Oil and Gas Ltd., a private company focused on providing business and technical evaluation expertise to non-industry operating partners. Mr. Hietala entered the oil and gas business in 1973 with Imperial Oil Limited as a petrophysicist. During the period of 1973 to 1976 Mr. Hietala was involved with Imperial’s Western Canadian exploration and development programs including the active programs of the northern Mackenzie Delta. An active role was taken to develop an understanding of the reservoir production characteristics in the large production base at Imperial Oil. Mr. Hietala joined Canadian Hunter Exploration Limited 1977 in the capacity of petrophysicist and reservoir evaluation specialist. He was a team contributor to the multitude of discoveries made by Canadian Hunter in Alberta, British Columbia and Saskatchewan.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal years ending January 31, 2005, 2004 and 2003 exceeded $100,000:

SUMMARY COMPENSATION TABLE
					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Fiscal Year	Annual Salary ($)	Annual Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Sergei Stetsenko, President	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

We did not pay any salaries in 2005. On two separate occasions, February 2005 and March 2005, we paid a former director, Maryna Bilynska, $4,000 on each occasion, and $10,000 in June 2005.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Option/SAR Grants in Last Fiscal Year

None.

Stock Option Plans

On August 5, 2005, our Board of Directors approved a 2005 Incentive Stock Plan, which will provide 2,000,000 shares of common stock to be issued pursuant to stock options or stock grants. The stock option plan is administered directly by our board of directors.

Subject to the provisions of the stock option plan, the board will determine who shall receive stock options and stock grants, the number of shares of common stock that may be purchased under the options or the number of shares of common stock granted, the time and manner of exercise of options and exercise prices.

As of January 1, 2006, we have issued options to purchase 1,780,000 shares of our common stock pursuant to our Incentive Stock Plan and 310,000 shares of common stock are eligible to be issued pursuant to the plan.

Employment Agreements

Aly Musani

We have entered into an employment agreement with Aly Musani to serve as our Chief Financial Officer and as Chief Financial Officer for Elmworth Energy Corporation, our wholly-owned subsidiary. Pursuant to the agreement, Mr. Musani receives an annual salary of $120,000. In addition, Mr. Musani is entitled to receive an annual bonus based upon mutually agreed upon targets. Additionally, Mr. Musani received 50,000 stock options upon execution of the agreement and will receive 50,000 options in April 2006, October 2006 and April 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

On June 2, 2005, Triangle Petroleum Corporation entered into agreements with Ron W. Hietala and Ron Kinniburgh, pursuant to which Mr. Hietala and Mr. Kinniburgh each purchased 2,000,000 shares of our common, for which each paid $20,000. The securities were issued in a private placement transaction pursuant to Regulation S under the Securities Act of 1933, as amended. Mr. Hietala is a shareholder and beneficial owner of Triangle Petroleum Corporation. Mr. Kinniburgh is a beneficial owner of Triangle Petroleum Corporation. On June 30, 2005, we entered into an agreement with Mr. Kinniburgh, pursuant to which Mr. Kinniburgh agreed to return the 2,000,000 shares of common stock to us in exchange for the return of his original purchase price of $20,000.

On June 2, 2005, John D. Carlson purchased 1,500,000 shares of our common stock from Mark Gustafson in a private transaction. Mr. Carlson and Mr. Gustafson are both directors and beneficial owners of Triangle Petroleum Corporation.

On May 12, 2005, Sergei Stetsenko, our then president and member of the board of directors returned 34,300,000 shares of our common stock to us. The shares were returned as a result of a preliminary report issued in connection with our mining property that reflected that there was no mineralized material located on the property.

On May 12, 2005, Mark Gustafson purchased 4,000,000 restricted shares of our common stock from us in consideration of $40,000 in cash.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of January 17, 2006.

●	by each person who is known by us to beneficially own more than 5% of our common stock;
●	by each of our officers and directors; and
●	by all of our officers and directors as a group.

NAME AND ADDRESS OF OWNER	TITLE OF CLASS	NUMBER OF SHARES OWNED(1)	PERCENTAGE OF CLASS PRIOR TO OFFERING(2)	PERCENTAGE OF CLASS AFTER OFFERING(3)

Mark Gustafson	Common Stock	2,500,000	13.03%	8.64%
10691 Rosecroft Crescent
Richmond, BC V7A 2H9 Canada

John D. Carlson	Common Stock	1,500,000	7.82%	5.18%
Box 13, Site 8, RR 1
Priddis, Al, T0L 1W0 Canada

Ron W. Hietala	Common Stock	2,000,000	10.43%	6.91%
86 Bearspaw View NW
Calgary, Al T3R 1A4 Canada

All Officers and Directors	Common Stock	6,000,000	31.28%	20.74%
As a Group (3 persons)

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of January 17, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Based upon 19,182,530 shares issued and outstanding on January 17, 2006.

(3) Percentage based upon 28,932,530 shares of common stock outstanding after the offering, assuming all shares registered are sold.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, par value $.0001. As of January 17, 2006, there were 19,182,530 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

The transfer agent of our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004-1123.

PREFERRED STOCK

We are not authorized to issue any shares of preferred stock.

OPTIONS

As of January 1, 2006, we have issued 1,780,000 options to purchase shares of our common stock pursuant to our Incentive Stock Plan.

WARRANTS

In connection with a Securities Purchase Agreement dated June 14, 2005, we issued 6,000,000 warrants to purchase shares of common stock. The warrants are exercisable until June 15, 2008 at a purchase price of $1.00 per share.

In connection with two Securities Purchase Agreements dated December 28, 2005, we have issued 625,000 warrants to purchase shares of common stock and are obligated to issue 625,000 additional warrants pursuant to the Securities Purchase Agreement dated December 28, 2005, which requires that 625,000 warrants be issued together with $5,000,000 in convertible debentures upon filing of this registration statement. The warrants are exercisable for one year from the date of issuance exercisable at a purchase price of $5.00 per share. We will not receive any compensation for the issuance of the warrants, however, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants.

CONVERTIBLE SECURITIES

On June 14, 2005, we entered into a securities purchase agreement with a single accredited investor pursuant to which the investor purchased an 8% convertible debenture with a principal amount of $1,000,000, and a warrant to purchase 1,000,000 shares of our common stock, exercisable at a price of $1.00 per share until June 15, 2008. Pursuant to the securities purchase agreement, the investor had the right during the next 60 days, but not the obligation, to purchase up to $5,000,000 of additional convertible debentures and warrants to purchase 5,000,000 shares of common stock. The investor exercised the purchase right and invested the additional $5,000,000 on July 14, 2005, in exchange for an 8% convertible debenture with a principal amount of $5,000,000, and a warrant to purchase 5,000,000 shares of our common stock, exercisable at a price of $1.00 per share until June 15, 2008.

The convertible debenture is due and payable on June 10, 2007. The principal and accrued interest on the convertible debenture may be converted into shares of our common stock at a rate of $1.00 per share, at the option of the holder. The investor has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners L.P., an accredited investor, on December 8, 2005 for the sale of $15,000,000 in secured convertible debentures. This prospectus relates to the resale of the common stock underlying the secured convertible debentures. The investors are obligated to provide us with an aggregate of $15,000,000 as follows:

●	$5,000,000 was disbursed on December 8, 2005;

●	$5,000,000 was disbursed on January 17, 2006; and

●	$5,000,000 will be disbursed within five days after the effectiveness of this registration statement.

Accordingly, we have received a total of $10,000,000 pursuant to the Securities Purchase Agreement.

The secured convertible debentures bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $5.00 or (ii) 90% of the average of the three lowest daily volume weighted average prices of our common stock, as quoted by Bloomberg, LP, of the 10 trading days immediately preceding the date of conversion. Accordingly, there is in fact no limit on the number of shares into which the secured convertible debentures may be converted. As of January 18, 2006, the average of the three lowest intraday trading prices for our common stock during the preceding 10 trading days as quoted by Bloomberg, LP was $5.823 and, therefore, the conversion price for the secured convertible notes was $5.00. Based on this conversion price, the $15,000,000 in secured convertible debentures, excluding interest, were convertible into 3,000,000 shares of our common stock.

The investor has contractually agreed to restrict its ability to convert the debentures and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.9% of the then issued and outstanding shares of common stock.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date provided that the closing bid price of our common stock, is less than $5.00 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 20% redemption premium, and accrued interest.

In connection with the Securities Purchase Agreement dated December 8, 2005, we granted the investor registration rights. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than June 30, 2006 and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold. In the event of a default of our obligations under the Registration Rights Agreement, including our agreement to file the registration statement with the Securities and Exchange Commission no later than January 22, 2006, or if the registration statement is not declared effective by June 30, 2006, we are required pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the secured convertible debentures.

In connection with the Securities Purchase Agreement dated December 8, 2005, we and each of our subsidiaries executed security agreements in favor of the investor granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreements state that if an event of default occurs under the secured convertible debentures or security agreements, the investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

To obtain funding for our ongoing operations, we entered into Securities Purchase Agreements with two accredited investors on December 28, 2005 for the sale of (i) $10,000,000 in convertible debentures and (ii) warrants to purchase 1,250,000 shares of our common stock. The two accredited investors, Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG and Centrum Bank each subscribed for 50% of the total offering.

This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants. The investors are obligated to provide us with an aggregate of $10,000,000 as follows:

●	$5,000,000 was disbursed on December 28, 2005; and

●	$5,000,000 will be disbursed upon filing of this registration statement.

Accordingly, we have received a total of $5,000,000 pursuant to the Securities Purchase Agreements. Pursuant to the Securities Purchase Agreements, we have issued 625,000 warrants to purchase shares of common stock and we are obligated to issue 625,000 additional warrants together with $5,000,000 in convertible debentures upon filing of this registration statement.

The convertible debentures bear interest at 7.5%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at a rate of $4.00 per share. The investors have contractually agreed to restrict their ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

In connection with the Securities Purchase Agreement dated December 28, 2005, we granted the investors registration rights. Pursuant to the registration rights agreement, if we do not file the registration statement by February 26, 2006, or if we do not have the registration statement declared effective on or before May 27, 2006, we are obligated to pay liquidated damages in the amount of 1.0% for each 30-day period or pro rata for any portion thereof following the date by which such registration statement should have been filed for which no registration statement is filed or should have been declared effective.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;

•	short sales that are not violations of the laws and regulations of any state or the United States;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants unless the selling stockholders exercise the warrants on a cashless basis. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Total Shares of Common Stock Issuable Upon Conversion of Debentures and/or Warrants*	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus (1)	Beneficial Ownership Before the Offering**	Percentage of Common Stock Owned Before Offering**	Beneficial Ownership After the Offering (2)	Percentage of Common Stock Owned After Offering (2)

Cornell Capital Partners L.P. (3)	3,000,000	14.10%	Up to 6,000,000 shares of common stock	942,002 (2)	4.9%	—	—

Bank Sa. Oppenheim Jr. & Cie. (Schweiz) AG (4)	1,875,000	9.30%	Up to 1,875,000 shares of common stock	960,212 (2)	4.99%	—	—

Centrum Bank (5)	1,875,000	9.30%	Up to 1,875,000 shares of common stock	960,212 (2)	4.99%	—	—

TOTAL:			9,750,000 shares of common stock

* This column represents an estimated number based on a conversion prices as of a recent date of January 18, 2006 of $5.00, $4.00 and $4.00 for Cornell Capital Partners LP, Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG and Centrum Bank, respectively, divided into the principal amount of the convertible debentures.

** These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.9% and 4.99% limitations.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the secured convertible debentures, convertible debentures and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the secured convertible debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible debentures, if the secured convertible debentures had actually been converted on January 18, 2006, the secured convertible debentures would have had a conversion price of $5.00. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible debentures by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible debentures and convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% (4.9% for Cornell Capital Partners L.P.) of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible debentures, convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Assumes that all securities registered will be sold.

(3) All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

(4) Urs Fricker and Rene Grelat have voting and investment control over the shares owned by this entity.

(5) Jurg Muhlethaler and Gerhard Roosli have voting and investment control over the shares owned by this entity.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Manning Elliott LLP, Chartered Accountants, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at January 31, 2005 and 2004 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Triangle Petroleum Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

TRIANGLE PETROLEUM CORPORATION

INDEX TO FINANCIAL STATEMENTS

For the Years Ended January 31, 2005 and January 31, 2004

Reports of Independent Registered Public Accounting Firm	F-1
Balance Sheets	F-2
Statements of Operations	F-3
Statements of Cash Flows	F-4
Statement of Stockholders’ Deficit	F-5
Notes to Consolidated Financial Statements	F-6 to F-11

For the Nine Months Ended October 31, 2005 and October 31, 2004

Balance Sheets
October 31, 2005 (Unaudited) and January 31, 2005 (Audited)	F-12
Statements of Operations
Three and Nine Months Ended October 31, 2005 and 2004 and Period from
December 11, 2003 (Date of Inception) to October 31, 2005 (Unaudited)	F-13
Statements of Cash Flows
Nine Months Ended October 31, 2005 and 2004 (Unaudited)	F-14
Notes to Unaudited Condensed Consolidated Financial Information	F-15 to F-23

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Peloton Resources Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Peloton Resources Inc. (An Exploration Stage Company) as of January 31, 2005 and 2004 and the related statements of operations, cash flows and stockholders' deficit for the period from December 11, 2003 (Date of Inception) to January 31, 2005 and the years ended January 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peloton Resources Inc. (An Exploration Stage Company), as of January 31, 2005 and 2004 and the related statements of operations, cash flows and stockholders' deficit for the period from December 11, 2003 (Date of Inception) to January 31, 2005 and the years ended January 31, 2005 and 2004, in conformity with generally accepted accounting principles used in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the early exploration stage and has no business operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Manning Elliott
CHARTERED ACCOUNTANTS
Vancouver, Canada
April 27, 2005

Peloton Resources Inc.
(An Exploration Stage Company)
Balance Sheets
(expressed in U.S. dollars)

	January 31, 2005 $	(Restated – Note 6) January 31, 2004 $
ASSETS
Current Assets
Cash	148,102	50

Total Assets	148,102	50
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	4,094	–
Accrued liabilities	3,750	–
Due to related party (Note 4)	28,416	15,037

Total Liabilities	36,260	15,037
Stockholders' Deficit
Common Stock
Authorized: 100,000,000 shares, par value $0.00001 Issued: 6,611,790 shares (2004 - 5,000,000 shares)	66	50
Additional Paid-in Capital	151,057	–
Donated Capital	8,400	1,200
Deficit Accumulated During the Exploration Stage	(47,681)	(16,237)

Total Stockholders' Deficit	111,842	(14,987)

Total Liabilities and Stockholders' Deficit	148,102	50

The accompanying notes are an integral part of these financial statements

Peloton Resources Inc.
(An Exploration Stage Company)
Statements of Operations
(expressed in U.S. dollars)

	Period from December 11, 2003 (Date of Inception) to January 31,	Year Ended January 31,	(Restated - Note 6) Period from December 11, 2003 (Date of Inception) to January 31,
	2005	2005	2004
	$	$	$
Revenue	–	–	–
Expenses
General and administrative	4,011	3,886	125
Management services (Note 4)	7,000	6,000	1,000
Mineral property costs	2,471	559	1,912
Professional fees	23,150	10,150	13,000
Rent (Note 4)	1,400	1,200	200
Travel (Note 4)	9,649	9,649	–
Total Expenses	47,681	31,444	16,237
Net Loss	(47,681)	(31,444)	(16,237)
Net Loss Per Share – Basic and Diluted		(0.01)	–

Weighted Average Shares Outstanding		5,053,000	5,000,000

The accompanying notes are an integral part of these financial statements

Peloton Resources Inc.
(An Exploration Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)

	Period from December 11, 2003 (Date of Inception) to January 31,	Year Ended January 31,	(Restated – Note - 6) Period from December 11, 2003 (Date of Inception) to January 31,
	2005	2005	2004
	$	$	$
Cash Flows To Operating Activities
Net loss	(47,681)	(31,444)	(16,237)
Adjustment to reconcile net loss to net cash used in operating activities
Donated management services and rent	8,400	7,200	1,200
Changes in operating assets and liabilities
Accounts payable	4,094	4,094	–
Accrued liabilities	3,750	3,750	–
Net Cash Used in Operating Activities	(31,437)	(16,400)	(15,037)
Net Cash Used in Investing Activities	–	–	–
Cash Flows from Financing Activities
Advances from related party	28,416	13,379	15,037
Proceeds from issuance of common stock	151,123	151,073	50
Net Cash Provided by Financing Activities	179,539	164,452	15,087
Net Increase in Cash	148,102	148,052	50
Cash – Beginning of Period	–	50	–
Cash – End of Period	148,102	148,102	50
Non-cash Investing and Financing Activities	–	–	–
Supplemental Disclosures:
Interest paid		–	–
Income taxes paid		–	–

The accompanying notes are an integral part of these financial statements

Peloton Resources Inc.
(An Exploration Stage Company)
Statement of Stockholders' Deficit
Period from December 11, 2003 (Date of Inception) to January 31, 2005
(expressed in U.S. dollars)

					Deficit
					Accumulated
			Additional		During the	(Restated –
	Common Stock		Paid in	Donated	Development	Note 6)
	Shares	Amount	Capital	Capital	Stage	Total
	#	$	$	$	$	$
Balance – December 11, 2003 (Date of Inception)	–	–	–	–	–	–
Issuance of common stock for cash	5,000,000	50	–	–	–	50
Donated management services and rent	–	–	–	1,200	–	1,200
Net loss for the period	–	–	–	–	(16,237)	(16,237)
Balance – January 31, 2004	5,000,000	50	–	1,200	(16,237)	(14,987)
Issuance of common stock for cash	1,611,790	16	161,163	–	–	161,179
Share issuance costs	–	–	(10,106)	–	–	(10,106)
Donated management services and rent	–	–	–	7,200	–	7,200
Net loss for the year	–	–	–	–	(31,444)	(31,444)
Balance – January 31, 2005	6,611,790	66	151,057	8,400	(47,681)	111,842

The accompanying notes are an integral part of these financial statements

Peloton Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

1. Exploration Stage Company

The Company was incorporated in the State of Nevada on December 11, 2003. In December 2003, the Company purchased six mineral claims situated in the Greenwood Mining Division in the Province of British Columbia, Canada. The Company's principal business plan is to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims.

The Company has been in the exploration stage since its formation in December 2003 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Upon location of a commercial mineable reserve, the Company will actively prepare the site for extraction and enter a development stage. At present, management devotes most of its activities to raise sufficient funds to further explore and develop its mineral properties. Planned principal activities have not yet begun. The ability of the Company to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and generate significant revenue. The Company has incurred losses of $47,681 since inception. During the year, the Company sold 1,611,790 shares of common stock at a price of $0.10 per share pursuant to an SB-2 Registration Statement for proceeds of $161,179 before issue costs. There is no guarantee that the proceeds raised by the Company will be sufficient to complete any of the above objectives. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

2. Summary of Significant Accounting Policies

a)	Basis of Presentation and Fiscal Year

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company's fiscal year-end is January 31.

b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Peloton Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Policies (continued)

d)	Foreign Currency Translation

The Company's functional currency is the United States dollar. Occasional transactions occur in Canadian currency, and management has adopted SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.

e)	Mineral Property Acquisition and Exploration Costs

The Company has been in the exploration stage since its formation in December 2003 and has not yet realized any revenue from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

f)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share” (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

g)	Financial Instruments

The carrying value of cash, accounts payable, accrued liabilities and due to related parties approximate fair value due to the relatively short maturity of these instruments.

h)	Concentration of Risk

The Company maintains its cash account in primarily one commercial bank in Vancouver, British Columbia, Canada. The Company's cash account is an uninsured business checking account maintained in U.S. dollars, which totaled $148,102 on January 31, 2005. At January 31, 2005 and 2004, the Company has not engaged in any transactions that would be considered derivative instruments on hedging activities. To date, the Company has not incurred a loss relating to this concentration of credit risk.

Peloton Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Policies (continued)

i)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at January 31, 2005 and 2004, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

j)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

k)	Recent Accounting Pronouncements

In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the

Peloton Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Policies (continued)

k)	Recent Accounting Pronouncements (continued)

accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers' Accounting for Employee Stock Ownership Plans”. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

3. Mineral Properties

In December 2003, the Company, through its President and director, acquired 100% of the rights, title and interest in six mining claims representing six units in the Greenwood Mining Division in the Province of British Columbia, Canada. Payment of $1,912 was required to record these mining claims and paid by the President of the Company. The claims were originally purchased by the President; however, title to the claims has been conveyed to the Company via an unrecorded deed.

4. Related Party Transactions/Balances

a)
An amount of $28,416 (2004 - $15,037) is due to the President of the Company for $26,404 of expenses paid on behalf of the Company, $100 for cash advances and $1,912 for mineral claims. This amount is non-interest bearing, unsecured and due on demand.

b)
The President of the Company provides management services and office premises to the Company. The services are valued at $250 per month and office premises are valued at $100 per month. During the year ended January 31, 2005, donated management services of $3,000 and donated rent of $1,200 were recorded.

Peloton Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

4. Related Party Transactions/Balances (continued)

c)	The Secretary of the Company provides consulting services to the Company valued at $250 per month. During the year ended January 31, 2005, donated management services of $3,000 were recorded.

d)	During the ended January 31, 2005, the President of the Company incurred travel expenses of $9,649 (2004 - $Nil) on behalf of the Company.

5. Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred net operating losses of $29,000 which commence expiring in 2024. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at January 31, 2005 and 2004, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	2005 $	2004 $
Net Operating Loss	24,000	5,000
Statutory Tax Rate	34%	34%
Effective Tax Rate	–	–
Deferred Tax Asset	8,160	1,700
Valuation Allowance	(8,160)	(1,700)
Net Deferred Tax Asset	–	–

Peloton Resources Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

6. Restatement

The Company had restated its financial statements for the period ended January 31, 2004. The nature of the restatement and the effect on net loss is as follows:

$
Net loss for the period as previously reported	(14,325)
Correction affecting net loss:
Mineral property costs expensed	(1,912)
Net loss for the period as restated	(16,237)

There was no change to the net loss per share.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Consolidated Balance Sheets
(Expressed in U.S. dollars)

	October 31, 2005 $	January 31, 2005 $
	(Unaudited)	(Audited)

ASSETS

Current Assets

Cash and cash equivalents	4,249,511	148,102
Other current assets	148,806	–

Total Current Assets	4,398,317	148,102

Debt Issue Costs, net of amortization of $12,189	52,811	–
Property and Equipment (Note 4)	43,621	–
Oil and Gas Properties, unproven (Note 5)	1,365,442	–

Total Assets	5,860,191	148,102

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	55,941	4,094
Accrued liabilities	188,500	3,750
Due to related parties (Note 7)	2,487	28,416

Total Current Liabilities	246,928	36,260

Convertible Debentures, less unamortized discount of $4,875,000 (Note 6)	1,125,000	–

Total Liabilities	1,371,928	36,260

Contingencies and Commitments (Notes 1 and 10)

Stockholders’ Equity

Common Stock Authorized: 100,000,000 shares, par value $0.00001 Issued: 18,282,530 shares (January 31, 2005 – 46,282,530 shares)	183	463

Additional Paid In Capital	9,378,846	150,660

Donated Capital	11,400	8,400

Deferred Compensation (Note 8)	(1,796,750)	–

Deficit Accumulated During the Exploration Stage	(3,105,416)	(47,681)

Total Stockholders’ Equity	4,488,263	111,842

Total Liabilities and Stockholders’ Equity	5,860,191	148,102

The accompanying notes are an integral part of these financial statements

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Consolidated Statements of Operations
(Expressed in U.S. dollars)
(Unaudited)

	Period from December 11, 2003 (Date of Inception) to October 31,	Three Months Ended October 31,	Three Months Ended October 31,	Nine Months Ended October 31,	Nine Months Ended October 31,
	2005	2005	2004	2005	2004
	$	$	$	$	$

Revenue	–	–	–	–	–

Expenses

Depreciation	1,289	1,289	–	1,289	–
General and administrative	208,240	157,196	319	193,180	1,242
Management services (Notes 7 and 9)	1,466,057	1,305,932	1,500	1,459,057	4,500
Mineral property costs	32,471	–	–	30,000	–
Professional services	113,305	55,897	1,750	90,155	6,400

Total Operating Expenses	1,821,362	1,520,314	3,569	1,773,681	12,142

Amortization of Debt Issue Costs	12,189	8,125	–	12,189	–
Interest Income	(33,135)	(29,038)	–	(33,135)	–
Interest on Long-Term Debt (Note 6)	1,305,000	870,000	–	1,305,000	–

Total Expenses	3,105,416	2,369,401	3,569	3,057,735	12,142

Net Loss	(3,105,416)	(2,369,401)	(3,569)	(3,057,735)	(12,142)

Loss Per Share – Basic and Diluted		(0.13)	–	(0.11)	–

Weighted Average Number of Shares Outstanding		18,046,000	35,000,000	28,635,000	35,000,000

The accompanying notes are an integral part of these financial statements

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Consolidated Statements of Cash Flows
(Expressed in U.S. dollars)
(Unaudited)

	Nine Months Ended October 31,	Nine Months Ended October 31,
	2005	2004
	$	$

Operating Activities

Net loss	(3,057,735)	(12,142)

Adjustment to reconcile net loss to net cash used in operating activities:

Accretion of convertible debt discount	1,125,000	–
Depreciation	1,289	–
Amortization of debt issue costs	12,189
Stock-based compensation	1,371,156	–
Donated consulting services and rent	3,000	5,400

Changes in operating assets and liabilities

Other current assets	(148,806)	–
Accounts payable and accrued liabilities	236,597	3,050
Due to related parties	(25,929)	3,730

Net Cash Used by Operating Activities	(483,239)	38

Investing Activities
Purchase of property and equipment	(44,910)	–
Oil and gas property expenditures	(1,365,442)	–

Net Cash Used by Investing Activities	(1,410,352)	–

Financing Activities
Proceeds from issuance of convertible debentures	6,000,000	–
Debt issue costs	(65,000)
Proceeds from issuance of common stock	60,000	–

Net Cash Provided by Financing Activities	5,995,000	–

Net Increase (Decrease) in Cash and Cash Equivalents	4,101,409	38

Cash and Cash Equivalents – Beginning of Period	148,102	50

Cash and Cash Equivalents – End of Period	4,249,511	88

Non-cash Investing and Financing Activities
Stock issued for services	474,000	–
Stock-based compensation	978,906	–
Discount on stock issued	1,715,000	–

Supplemental Disclosures:

Interest paid	–	–
Income taxes paid	–	–

The accompanying notes are an integral part of these financial statements

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

1.	Exploration Stage Company

The Company was incorporated in the State of Nevada on December 11, 2003 under the name Peloton Resources Inc. In December 2003, the Company purchased six mineral claims situated in the Greenwood Mining Division in the Province of British Columbia, Canada. The Company’s principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. During the period, the Company abandoned its mineral property as a result of poor exploration results, and changed the Company’s principal business to that of acquisition, exploration and development of oil and gas resource properties. On May 10, 2005, the Company changed its name to Triangle Petroleum Corporation.

The Company has been in the exploration stage since its formation in December 2003 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of resource properties, and during the period, changed its business to focus on oil and gas resource properties. Planned principal activities have not yet begun. The ability of the Company to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and generate significant revenue. The Company has incurred losses of $3,105,416 since inception. During the period ended October 31, 2005, the Company issued $6,000,000 of convertible debentures. Management plans to raise additional capital through equity and/or debt financings. There is no guarantee that the proceeds from the financings raised by the Company, or proceeds from any future financings, will be sufficient to complete any of the above objectives. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. During the period ended October 31, 2005, the Company incorporated two wholly-owned subsidiaries, Elmworth Energy Corporation, in the Province of Alberta, Canada, and Triangle USA Petroleum Corporation, in the State of Colorado, USA. All significant intercompany balances and transactions have been eliminated. The Company’s fiscal year-end is January 31.

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. At October 31, 2005, the Company had cash equivalents of $3,032,078.

d)	Foreign Currency Transactions

The Company's functional currency is the United States dollar and management has adopted SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

e)	Mineral Property Acquisition and Exploration Costs

The Company has been in the exploration stage since its formation in December 2003 and has not realized any revenue from its planned operations. It was primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

f)	Property and Equipment

Property and equipment consists of computer hardware, geophysical software, and furniture and equipment, and is recorded at cost. Computer hardware and geophysical software are depreciated on a straight-line basis over their estimated lives of three years. Furniture and equipment are depreciated on a straight-line basis over their estimated lives of five years.

g)	Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

h)	Asset Retirement Obligations

The Company recognizes a liability for future retirement obligations associated with the Company’s oil and gas properties. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life. The liability accretes until the Company settles the obligation. As of October 31, 2005, the Company did not have any asset retirement obligations.

i)	Oil and Gas Properties

The Company utilizes the full cost method to account for its investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, interest costs relating to unproved properties, geological expenditures and direct internal costs are capitalized into the full cost pool. As of October 31, 2005, the Company has no properties with proven reserves. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not amortized until proved reserves associated with the projects can be determined. If the future exploration of unproved properties is determined uneconomical, the amounts of such properties are added to the capitalized cost to be amortized. As of October 31, 2005, all of the Company’s oil and gas properties were unproved and were excluded from amortization.

The capitalized costs included in the full cost pool are subject to a “ceiling test”, which limits such costs to the aggregate of the estimated present value, using an estimated discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions and the estimated value of unproven properties.

j)	Debt Issue Costs

In accordance with the Accounting Principles Board Opinion 21 “Interest on Receivables and Payables”, the Company recognizes debt issue costs on the balance sheet as deferred charges, and amortizes the balance over the term of the related debt. The Company follows the guidance in the EITF 95-13 “Classification of Debt Issue Costs in the Statement of Cash Flows” and classifies cash payments for debt issue costs as a financing activity. During the period ended October 31, 2005, the Company incurred debt issue costs of $65,000 and has recognized amortization expense of $12,189.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

k)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share” (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

l)	Financial Instruments

The carrying value of cash and cash equivalents, other current assets, accounts payable, accrued liabilities and due to related parties approximate fair value due to the relatively short maturity of these instruments.

m)	Concentration of Risk

The Company maintains its cash account in primarily one commercial bank in Calgary, Alberta, Canada. The Company's cash accounts are uninsured business checking accounts and deposits maintained in U.S. dollars, which totalled $4,249,511 on October 31, 2005. At October 31, 2005, the Company has not engaged in any transactions that would be considered derivative instruments on hedging activities. To date, the Company has not incurred a loss relating to this concentration of credit risk.

n)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at October 31, 2005 and 2004, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

o)	Stock-Based Compensation

The Company has elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company’s employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (SFAS 123), which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair value of the stock award or fair value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

o)	Stock-Based Compensation (continued)

The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and vested awards in each period.

	Three Months Ended October 31, 2005 $	Three Months Ended October 31, 2004 $	Nine Months Ended October 31, 2005 $	Nine Months Ended October 31, 2004 $

Net loss, as reported	(2,369,401)	(3,569)	(3,057,735)	(12,142)

Add: Stock-based compensation expense included in reported net loss, net of related tax effects	885,906	–	885,906	–

Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(976,586)	–	(976,586)	–

Pro forma net loss	(2,460,081)	(3,569)	(3,148,415)	(12,142)

Loss per share:

Basic – as reported	(0.13)	–	(0.11)	–
Basic – pro forma	(0.14)	–	(0.11)	–

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	Three Months Ended October 31, 2005	Three Months Ended October 31, 2004	Nine Months Ended October 31, 2005	Nine Months Ended October 31, 2004

Expected dividend yield	0%	–	0%	–
Expected volatility	119%	–	119%	–
Expected life	2.5 years	–	2.5 years	–
Risk-free rate	4.11%	–	4.11%	–
Weighted average fair value	$2.67	–	$2.67	–

p)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

2.	Summary of Significant Accounting Policies (continued)

p)	Recent Accounting Pronouncements (continued)

In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, “Share Based Payment”. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

q)	Interim Financial Statements

These interim unaudited financial statements for the period ended October 31, 2005 have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

3.	Mineral Properties

In December 2003, the Company, through its President and director, acquired 100% of the rights, title and interest in six mining claims representing six units in the Greenwood Mining Division in the Province of British Columbia, Canada. Payment of $1,912 was required to record these mining claims and paid by the President of the Company. The claims were originally purchased by the President, however, title to the claims has been conveyed to the Company via an unrecorded deed. During the period, the Company abandoned its mineral property as a result of poor exploration results.

4.	Property and Equipment

	Cost $	Accumulated Depreciation $	October 31, 2005 Net Carrying Value $	January 31, 2005 Net Carrying Value $

Computer hardware	8,945	379	8,566	–
Geophysical software	8,000	444	7,556	–
Furniture and equipment	27,965	466	27,499	–

	44,910	1,289	43,621	–

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

5.	Oil and Gas Properties, unproven

(a)
On June 15, 2005, the Company paid $576,271 to acquire the rights to three dimensional seismic data for an area of 30 square miles located in north-western Alberta, Canada. During the period ended October 31, 2005, the Company paid $468,421, representing 38.5% of the costs, to participate in the drilling of an evaluation well.

(b)
The Company entered into a Participation Agreement dated October 19, 2005 with Kerogen Energy, Inc., to earn a 30% interest in certain prospects located in the Southern Fort Worth Basin, Texas. The Company must pay $597,600, of which $300,000 has been paid, and the balance is payable on October 30, 2006.

(c)
The Company entered into a Letter Agreement dated October 28, 2005 with Hunter Energy LLC to acquire a 25% working interest in three prospects located in Colorado, Wyoming and Montana. The Company is committed to pay up to $4,492,334, and must pay $1,000,000 by November 4, 2005 (paid) and an additional $1,000,000 by November 30, 2005 (paid). The Company must pay 33.333% of the costs of drilling the first well, and 25% of the costs thereafter.

As at October 31, 2005, all of the Company’s oil and gas properties are considered unproven. Based on the status of the Company’s exploration activities, management has determined that no impairment has occurred. The total costs incurred and excluded from amortization are summarized as follows:

	Acquisition $	Drilling $	Geological and Geophysical $	Seismic Data $	October 31, 2005 Net Carrying Value $	January 31, 2005 Net Carrying Value $

Totals	300,000	468,421	20,750	576,271	1,365,442	–

6.	Convertible Debentures

On June 14, 2005, the Company entered into a securities purchase agreement with a single accredited investor (the “Purchase Agreement”) pursuant to which the investor purchased an 8% convertible debenture with a principal amount of $1,000,000, and a warrant to purchase 1,000,000 shares of the Company’s common stock, exercisable at a price of $1.00 per share until June 15, 2008. Pursuant to the Purchase Agreement, the investor had the right during the next 60 days, but not the obligation, to purchase up to $5,000,000 of additional convertible debentures and warrants to purchase 5,000,000 shares of common stock. The investor exercised the purchase right and invested the additional $5,000,000 on July 14, 2005, in exchange for an 8% convertible debenture with a principal amount of $5,000,000 (the “Convertible Debentures”), and a warrant to purchase 5,000,000 shares of the Company’s common stock, exercisable at a price of $1.00 per share until June 15, 2008.

The Convertible Debentures are due and payable on June 10, 2007. The principal and accrued interest on the Convertible Debentures may be converted into shares of the Company’s common stock at a rate of $1.00 per share, at the option of the holder. The investor has contractually agreed to restrict its ability to convert the Convertible Debentures to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 4.99% of the outstanding shares of common stock of the Company.

The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended. The Company filed a registration statement registering the resale of shares of the Company's common stock issuable upon conversion of the Convertible Debentures and exercise of the warrants.

In accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company recognized the value of the embedded beneficial conversion feature of $3,941,022 as additional paid in capital as the debt was issued with an intrinsic value conversion feature. In addition, in accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company has allocated the proceeds of issuance between the convertible debt and the detachable warrants based on their relative fair values. Accordingly, the Company recognized the fair value of the detachable warrants of $2,058,978 as additional paid in capital. The Company will record further interest expense over the term of the Convertible Debentures of $6,000,000 resulting from the difference between the stated value and carrying value at the date of issuance. The carrying value of the Convertible Debentures will be accrued to the face value of $6,000,000 to maturity. To October 31, 2005, accrued interest of $180,000 has been included in accrued liabilities, and interest expense of $1,125,000 has been accreted increasing the carrying value of the Convertible Debentures to $1,125,000.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

7.	Related Party Transactions

a)	During the period ended October 31, 2005, the Company repaid $28,416 owing to the former President of the Company.

b)
Previously, the former President of the Company provided consulting services and office premises to the Company. The services were valued at $250 per month and office premises were valued at $100 per month. During the nine month period ended October 31, 2004, donated consulting services of $2,250 and donated rent of $900 were recorded.

c)
The Company paid the former Secretary of the Company $18,000 during the nine month period ended October 31, 2005 for consulting services provided. Previously, the former Secretary provided consulting services to the Company valued at $250 per month. During the nine month period ended October 31, 2004, donated consulting services of $2,250 were recorded.

d)
The President of the Company provided consulting services to the Company valued at $1,000 per month to August 31, 2005. During the nine month period ended October 31, 2005, donated consulting services of $3,000 were recorded. Effective September 1, 2005, the Company agreed to pay $10,700 per month for management services provided by the President of the Company. During the nine month period ended October 31, 2004, management fees of $21,400 were incurred.

e)
On June 23, 2005, the Company entered into a management consulting agreement with the President of the Company’s subsidiary. Under the terms of the agreement, the Company must pay $20,000 per month for an initial term of two years, and, unless notice of termination is given by either party, is automatically renewed for one year periods. During the nine month period ended October 31, 2005, $100,000 was incurred.

f)	During the nine-month period ended October 31, 2005, the Company paid a director’s fee of $5,000 to a director of the Company.

8.	Common Stock

(a)
On May 9, 2005, the Company declared a stock dividend of six shares of common stock for each one share of common stock outstanding. All share amounts stated herein have been restated to reflect the stock dividend.

(b)	On May 12, 2005, the former President of the Company returned 34,300,000 shares of common stock to the Company for cancellation.

(c)
On May 16, 2005, the Company issued 4,000,000 shares of common stock to the President of the Company at $0.01 per share for cash proceeds of $40,000. As the stock was issued below fair value, a discount of $1,040,000 was recognized. During the period ended October 31, 2005, $195,000 was charged to operations and $845,000 is included in deferred compensation.

(d)
On June 2, 2005, the Company issued 4,000,000 shares of common stock at $0.01 per share for cash proceeds of $40,000. On July 20, 2005, one investor returned 2,000,000 shares of common stock and received back the original subscription amount of $20,000. As the stock was issued below fair value, a discount of $675,000 was recognized. During the period ended October 31, 2005, $112,500 was charged to operations and $562,500 is included in deferred compensation.

(e)
On September 22, 2005, the Company issued 300,000 shares of common stock at a fair value of $474,000 for investor relations services to be provided over a term of one year. At October 31, 2005, $296,250 is included in deferred compensation.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

9.	Stock Options

Effective August 5, 2005, the Company approved an incentive stock option plan (the “2005 Plan”) to issue up to 2,000,000 shares of common stock. The 2005 Plan allows for the granting of share purchase options at a price of not less than fair value of the stock and for a term not to exceed five years. The total number of options granted to any person shall not exceed 5% of the issued and outstanding common stock of the Company. During the nine month period ended October 31, 2005, the Company granted stock options to acquire up to 1,580,000 shares of common stock exercisable at $3.23 per share on or before August 5, 2010, and 200,000 shares of common stock exercisable at $3.53 per share on or before October 20, 2010. During the three month period ended October 31, 2005, the Company recognized stock-based compensation of $1,100,281 which is included in management services. During the nine month period ended October 31, 2005, the Company recognized stock-based compensation of $1,193,406 which is included in management services.

A summary of the Company’s stock option activity is as follows:

	Nine months ended October 31, 2005		Year ended January 31, 2005
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Balance, beginning of period	–	$–	–	$–

Granted	1,780,000	3.26	–	–

Cancelled / Forfeited	–	–	–	–

Exercised	–	–	–	–

Balance, end of period	1,780,000	$3.26	–	$–

As at October 31, 2005, the following options are outstanding:

Exercise price	Weighted Average Remaining Contractual Life (in years)	October 31, 2005
		Outstanding	Exercisable

$3.23	4.76	1,580,000	316,000
$3.53	4.97	200,000	50,000

	4.79	1,780,000	366,000

10.	Contingencies and Commitments

a)
On July 19, 2005, the Company entered into a lease agreement commencing October 1, 2005 for office premises for a four year term expiring September 30, 2009. Annual rent is payable at $30,100 (CDN $36,816) for the first two years and $31,644 (CDN $38,704) for the remaining two years. The Company must also pay its share of occupancy costs, currently at an annual rate of $16,471 (CDN $20,145). Future minimum lease payments over the next five years are as follows:

2006	$16,000
2007	$47,000
2008	$47,000
2009	$48,000
2010	$32,000

$190,000

b)
On July 29, 2005, the Company received a letter from Golden Eagle Energy Ltd. (“Golden Eagle”), which accused the President of the Company’s Canadian subsidiary of usurping a corporate opportunity presented to Golden Eagle, his former employer. The Company has retained counsel in this matter and has provided a response to Golden Eagle denying all their claims. No accruals have been made in these financial statements as management does not believe the claims have merit.

Triangle Petroleum Corporation
(formerly Peloton Resources Inc.)
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars)
(Unaudited)

10.	Contingencies and Commitments (continued)

c)
The Company entered into a Participation Agreement dated October 19, 2005 with Kerogen Energy, Inc., to earn a 30% interest in certain prospects located in the Southern Fort Worth Basin, Texas. The Company must pay $597,600, of which $300,000 has been paid, and the balance is payable on October 30, 2006.

d)
The Company entered into a Letter Agreement dated October 28, 2005 with Hunter Energy LLC to acquire a 25% working interest in three prospects located in Colorado, Wyoming and Montana. The Company is committed to pay up to $4,492,334, and must pay $1,000,000 by November 4, 2005 (paid) and an additional $1,000,000 by November 30, 2005 (paid). The Company must pay 33.333% of the costs of drilling the first well, and 25% of the costs thereafter.

11.	Subsequent Event

In December, 2005, the Company entered into a securities purchase agreement with a single accredited investor (the “Purchase Agreement”) pursuant to which the investor agreed to purchase a 5% convertible debenture with a principal amount of up to $15,000,000. The convertible debenture is convertible into common stock at any time by dividing the dollar amount being converted by the lower of $5.00 (the “Fixed Price”) or 90% of the average of the three lowest daily volume weighted average prices of the common stock, as quoted by Bloomberg, LP, of the 10 trading days immediately preceding the conversion date. The Company has the right to redeem a portion of all amounts outstanding under the convertible debenture prior to the maturity date provided that the closing bid price of the Company’s common stock is less than the Fixed Price at the time of the redemption. The Company may redeem the convertible debenture by paying 120% of the invested amount together with any unpaid interest. As a condition of the Private Placement, the Company agreed to file a registration statement registering the shares of common stock (the “Registration Statement”) issuable on conversion of the convertible debenture in order to receive all of the proceeds of the Private Placement. The convertible debenture will be due and payable in December, 2008.

The gross proceeds of the Private Placement will be paid as follows:

(i)	$5,000,000 within two days of closing (received);

(ii)	$5,000,000 on the second day prior to the filing date of the Registration Statement; and

(iii)	$5,000,000 on the fifth business day following the effective date of the Registration Statement.

There are no assurances that the Company's Registration Statement will become effective or that the Company will receive the last two payments.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$6,202.12
Accounting fees and expenses	10,000.00	*
Legal fees and expenses	40,000.00	*
Miscellaneous	5,000.00
TOTAL	$61,202.12	*

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

On December 11, 2003, we issued 5,000,000 restricted shares of common stock to our then President, Sergei Stetsenko, at a price of $0.00001 per share for cash proceeds of $50.00.

On May 9, 2005, we declared a stock dividend of six shares of common stock for each one share of common stock outstanding.

On May 16, 2005, we issued 4,000,000 restricted shares of common stock to Mark Gustafson, our President, at a price of $0.01 per share in exchange for $40,000 in cash. The securities were issued in a private placement transaction pursuant to Regulation S under the Securities Act of 1933, as amended.

On June 2, 2005, we entered into agreements with Ron W. Hietala and Ron Kinniburgh, pursuant to which Messrs. Hietala and Kinniburgh each purchased 2,000,000 shares of common stock, for which each investor paid $20,000. On June 30, 2005, we entered into an agreement with Mr. Kinniburgh, pursuant to which Mr. Kinniburgh agreed to return the 2,000,000 shares of common stock to us in exchange for the return of his original purchase price of $20,000. The securities were issued in a private placement transaction pursuant to Regulation S under the Securities Act of 1933, as amended. Mr. Hietala is a shareholder and beneficial owner of the Company.

On June 14, 2005, we entered into a securities purchase agreement with a single accredited investor pursuant to which the investor purchased an 8% convertible debenture with a principal amount of $1,000,000, and a warrant to purchase 1,000,000 shares of our common stock, exercisable at a price of $1.00 per share until June 15, 2008. Pursuant to the Purchase Agreement, the investor had the right during the next 60 days, but not the obligation, to purchase up to $5,000,000 of additional convertible debentures and warrants to purchase 5,000,000 shares of our common stock. The investor exercised the purchase right and invested the additional $5,000,000 on July 14, 2005, in exchange for an 8% convertible debenture with a principal amount of $5,000,000, and a warrant to purchase 5,000,000 shares of our common stock, exercisable at a price of $1.00 per share until June 15, 2008.

The convertible debentures are due and payable on June 10, 2007 unless earlier converted into shares of our common stock. The principal and accrued interest on the convertible debenture may be converted into shares of our common stock at a rate of $1.00 per share, at the option of the holder. The investor has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On September 22, 2005, we issued 300,000 shares of common stock to Eclipse Ventures International for investor relations serviced provided to us. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners L.P., an accredited investor, on December 8, 2005 for the sale of $15,000,000 in secured convertible debentures. The investors are obligated to provide us with an aggregate of $15,000,000 as follows:

● $5,000,000 was disbursed on December 8, 2005;

● $5,000,000 was disbursed on January 17, 2006; and

● $5,000,000 will be disbursed within five days after the effectiveness of this registration statement.

Accordingly, we have received a total of $10,000,000 pursuant to the Securities Purchase Agreement.

The secured convertible debentures bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $5.00 or (ii) 90% of the average of the three lowest daily volume weighted average prices of our common stock, as quoted by Bloomberg, LP, of the 10 trading days immediately preceding the date of conversion. The investor has contractually agreed to restrict its ability to convert the debentures and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.9% of the then issued and outstanding shares of common stock.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date provided that the closing bid price of our common stock, is less than $5.00 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 20% redemption premium, and accrued interest. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

To obtain funding for our ongoing operations, we entered into Securities Purchase Agreements with two accredited investors on December 28, 2005 for the sale of (i) $10,000,000 in convertible debentures and (ii) warrants to purchase 1,250,000 shares of our common stock. The two accredited investors, Bank Sal. Oppenheim Jr. & Cie., (Schweiz) AG and Centrum Bank each subscribed for 50% of the total offering. The investors are obligated to provide us with an aggregate of $10,000,000 as follows:

● $5,000,000 was disbursed on December 28, 2005; and

● $5,000,000 will be disbursed upon filing of this registration statement.

Accordingly, we have received a total of $5,000,000 pursuant to the Securities Purchase Agreements. Pursuant to the Securities Purchase Agreements, we have issued 625,000 warrants to purchase shares of common stock and we are obligated to issue 625,000 additional warrants together with $5,000,000 in convertible debentures upon filing of this registration statement.

The convertible debentures bear interest at 7.5%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at a rate of $4.00 per share. The investors have contractually agreed to restrict their ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On January 10, 2006, we issued 900,000 shares of common stock upon conversion of $900,000 of a previously issued convertible debenture. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Triangle Petroleum or executive officers of Triangle Petroleum, and transfer was restricted by Triangle Petroleum in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings. Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to “the Company” in this Exhibit List mean Triangle Petroleum Corporation, a Nevada corporation.

Exhibit No.	Description

3.1	Articles of Incorporation, filed as an exhibit to the registration statement on Form SB-2 filed with the Securities and Exchange Commission on February 27, 2004 and incorporated herein by reference.

3.2	Articles of Amendment to the Articles of Incorporation, changing the name to Triangle Petroleum Corporation, filed with the Nevada Secretary of State on May 10, 2005.

3.3	Bylaws of the Company, filed as an exhibit to the registration statement on Form SB-2 filed with the Securities and Exchange Commission on February 27, 2004 and incorporated herein by reference.

5.1	Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith).

10.1
Stock Purchase Agreement between the Company and Rowlings Financial Inc., dated as of June 14, 2005, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2005 and incorporated herein by reference.

10.2
Convertible Debenture issued by the Company in favor of Rowlings Financial, Inc., dated as of June 14, 2005, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2005 and incorporated herein by reference.

10.3
Common Stock Purchase Warrant issued by the Company in favor of Rowlings Financial, Inc., dated as of June 14, 2005, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2005 and incorporated herein by reference.

10.4
Registration Rights Agreement between the Company and Rowlings Financial Inc., dated as of June 14, 2005, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2005 and incorporated herein by reference.

10.5
Convertible Debenture issued by the Company in favor of Rowlings Financial, Inc., dated as of July 14, 2005, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2005 and incorporated herein by reference.

10.6
Common Stock Purchase Warrant issued by the Company in favor of Rowlings Financial, Inc., dated as of July 14, 2005, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2005 and incorporated herein by reference.

10.7
Form of Stock Purchase Agreement, dated as of June 2, 2005, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2005 and incorporated herein by reference.

10.8
Letter Agreement dated as of June 30, 2005 by and between Triangle Petroleum Corporation and Ronald B. Kinniburgh, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2005 and incorporated herein by reference.

10.9
Consulting Agreement, dated as of June 23, 2005, by and between RWH Management Services Ltd. and Elmworth Energy Corporation, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2005 and incorporated herein by reference.

10.10
Investor Relations Services Agreement between Triangle Petroleum Corporation and Eclips Ventures International, dated as of June 13, 2005, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2005 and incorporated herein by reference.

10.11
Investor Relations Agreement, dated as of June 16, 2005, between Triangle Petroleum Corporation and Redwood Capital Corporation, filed as an exhibit to the registration statement on Form SB-2 filed with the Securities and Exchange Commission on October 7, 2005 and incorporated herein by reference.

10.12
Master License Agreement, dated as of June 15, 2005, between Triangle Elmworth Energy Corporation and Millennium Seismic Ltd., filed as an exhibit to the registration statement on Form SB-2 filed with the Securities and Exchange Commission on October 7, 2005 and incorporated herein by reference.

10.13
Participation Agreement, dated as of October 26, 2005, by and between Triangle USA Petroleum Corporation and Kerogen Resources, Inc., filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2005 and incorporated herein by reference.

10.14
Joint Exploration Agreement, dated as of October 28, 2005, by and between Triangle USA Petroleum Corporation and Hunter Energy LLC, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2005 and incorporated herein by reference.

10.15	Employment Agreement, dated as of October 14, 2005, by and between Triangle Petroleum Corporation and Aly Musani (filed herewith).

14.1
Code of Ethics for Senior Financial Officers, filed as an exhibit to the annual report on Form 10-KSB filed with the Securities and Exchange Commission on May 16, 2005 and incorporated herein by reference.

14.2	Audit Committee Charter, filed as an exhibit to the annual report on Form 10-KSB filed with the Securities and Exchange Commission on May 16, 2005 and incorporated herein by reference.

21.1	List of subsidiaries (filed herewith).

23.1	Consent of Manning Elliott LLP, Chartered Accountants (filed herewith).

23.2	Consent of legal counsel (see Exhibit 5.1).

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)    File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)   Include any additional or changed material information on the plan of distribution.

(2)    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)    For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)    Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, Canada, on January 18, 2006.

TRIANGLE PETROLEUM CORPORATION

Date: January 18, 2006	By:	/s/ MARK GUSTAFSON
Mark Gustafson
President (Principal Executive Officer) and Director

Date: January 18, 2006	By:	/s/ ALY MUSANI
Aly Musani
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ MARK GUSTAFSON	President (Principal Executive	January 18, 2006
Mark Gustafson	Officer) and Director

/s/ ALY MUSANI	Chief Financial Officer, Principal	January 18, 2006
Aly Musani	Financial Officer and Principal
Accounting Officer

/s/ JOHN D. CARLSON	Director	January 18, 2006
John D. Carlson

/s/ RON W. HIETALA	Director	January 18, 2006
Ron W. Hietala